Exhibit 3

(TRANSLATION)

(Securities code: 5657)

June 9, 2015

To Our Shareholders

9-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Suzuki Metal Industry Co., Ltd.

Representative Director and President, Masayuki Shibata

Notice of the 114th Ordinary General Meeting of Shareholders

We wish to express our sincere thanks for the exceptional courtesy you have always shown us.

You are cordially invited to attend the 114th Ordinary General Meeting of Shareholders of Suzuki Metal Industry Co., Ltd. (the “Company”) to be held as described below.

If you are unable to attend the meeting, you may exercise your voting rights in writing. Please review the Reference Documents for the General Meeting of Shareholders provided in the following pages, indicate your vote of approval or disapproval on the enclosed Exercise Voting Rights Form and return the form to us by mail so that it reaches us by no later than 5:30 p.m., Wednesday, June 24, 2015.

1.	Date:	10:00 a.m., Thursday, June 25, 2015

2.	Place:	Hall in 5F Tetsunikenpokaikan, 21-10, Yushima 3-chome, Bunkyo-ku, Tokyo

3.	Objectives of the General Meeting of Shareholders:
	Matters to be reported:	[Omitted]

Matters to be resolved:
	Proposal 1	[Omitted]
	Proposal 2	Approval of a share exchange agreement between the Company and Nippon Steel & Sumitomo Metal Corporation
	Proposal 3	[Omitted]
	Proposal 4	[Omitted]
	Proposal 5	[Omitted]

Rule 802 Legend

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

4.	Matters determined relating to the Notice

If you are unable to attend the meeting, you may exercise your voting rights through the Voting Rights Exercise Form.

If neither approval nor disapproval of each proposal is indicated on your Voting Rights Exercise Form, the Company shall deem that you have indicated your approval of the proposal.

END

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For those attending, please present the enclosed Voting Rights Exercise Form at the reception desk upon arrival at the meeting.

In the case of the occurrence of any events that may cause any change to the Reference Documents for the General Meeting of Shareholders, Business Report, Nonconsolidated Financial Statements, and Consolidated Financial Statements, that change will be announced on the website of the Company (http://www.suzuki-metal.co.jp/).

Note: Please note that the official text of this document has been prepared in Japanese. The information herein stated is provided only for reference purposes. The company is not responsible for the accuracy of the information. To the extent there is any discrepancy between the English translation and original Japanese version, please refer to the Japanese version.

Reference Documents for the General Meeting of Shareholders

[Omitted]

Proposal 2 Approval of a share exchange agreement between the Company and Nippon Steel & Sumitomo Metal Corporation

The Company and Nippon Steel & Sumitomo Metal Corporation (“NSSMC”) resolved, at their respective meetings of the board of directors held on April 28, 2015, to conduct a share exchange (the “Share Exchange”) effective as of September 1, 2015, in which NSSMC will be a wholly-owning parent company and the Company will be a wholly-owned subsidiary, and executed a share exchange agreement regarding the Share Exchange (the “Share Exchange Agreement”) on May 1, 2015.

This Proposal 2 is to propose to approve the Share Exchange Agreement. The reason for the Share Exchange, the details of the Share Exchange Agreement and other matters regarding this Proposal 2 are as follows.

In case that this Proposal 2 is approved, it is scheduled for the Company to be a wholly-owned subsidiary of NSSMC on the effective date (September 1, 2015) through the Share Exchange and for the Company’s common shares to be delisted on August 27, 2015 (the last trading date is scheduled to be August 26, 2015).

1.	Reason for the Share Exchange

NSSMC was established through business integration between Nippon Steel Corporation (incorporated 1950) and Sumitomo Metal Industries, Ltd. (incorporated 1949) in October 2012. Since its establishment, the company, aiming to become the “Best Steelmaker with World-Leading Capabilities”, has steadily achieved results by promoting cost reductions through technical integration and streamlining, aggregation of facilities, investment for latter manufacturing process in foreign countries, and group restructuring, etc. between the two companies through business integration. As to the environment surrounding steelmaking business, while a significant gap between supply and demand in China is likely to remain for a considerable period of time, it is anticipated that global demand for steel will expand at a moderate rate, and in particular, a steady increase in demand for high-grade steel in emerging countries is expected, associated with their social advancement, increased needs for energy-savings, and environmental responsiveness. Anticipated changes in the environment, including fluctuation of oil and raw material prices, and of exchange rates, as well as geopolitical risks, are among the factors considered in developing and adjusting the plan. In March 2015, NSSMC Group developed its “2017 Mid-term Management Plan” for sustainable growth, and NSSMC has aimed to become the clear “Best Steelmaker with World-Leading Capabilities” by taking appropriate measures against changes to the business environment detailed above and challenges that the NSSMC Group is facing, and improving its “technology”, “cost”, and “being global”.

The Company is a core company in specialty steel wire rod and wire business in the NSSMC Group, and a top manufacturing company in the high-end segment involved with high tensile strength spring wire for automotive use in Japan. In 2009, the Company made Haldex Garphyttan AB (presently Suzuki Garphyttan) its subsidiary, and established a global manufacturing and sales system across Europe, the United States and East Asia. As the world’s largest valve spring manufacturing company, the Company is aiming at further development by grabbing demand in the automotive and other fields expected to expand worldwide.

NSSMC has been devoted to strengthening the NSSMC Group, by such means as greater synergistic effects with group companies, and concentration on core business operation. NSSMC subscribed for the third party allotment of shares of the Company in 2006, whereby NSSMC contributed to enhancement of business of the Company and alliance between the two companies. In addition when the Company made Haldex Garphyttan AB (presently Suzuki Garphyttan) its subsidiary in 2009, NSSMC subscribed for the third party allotment of shares of the Company, whereby the Company became NSSMC’s subsidiary. Through these processes, NSSMC and the Company have been sharing strategies as group companies in the specialty steel wire rod and wire industry, in which coherent business strategy starting from raw materials (wire rod) to processing (wire) is the source of competitiveness. However, NSSMC and the Company need to further cooperate and enforce various measures, including coherent development of technology and products, heightening of quality of products, cost reduction, and improvement and enhancement of stable supply chains in which both companies are included, in order to respond in a timely manner to competition in global market, which is expected to intensify going forward, to enhance competitiveness in the industry, and to achieve ever further development and growth.

In the course of developing “2017 Mid-term Management Plan”, based on business structure and the managerial environment regarding specialty steel wire rod and wire as above, NSSMC has concluded that integration and speeding up of co-development or business strategy between the two companies, by making the Company NSSMC’s wholly-owned subsidiary, will be extremely beneficial in light of NSSMC’s Group management.

The Company also believes that, through the Share Exchange, deepening and integrating its partnership with NSSMC, which is its parent company and also its largest supplier of raw materials, will allow the Company to utilize the business resources of the NSSMC Group more efficiently, and that this will be extremely beneficial in terms of enhancing competitiveness through synergistic effects with a global customer base, technical strength, and the ability to meet the customer needs of the Company’s group.

Under these circumstances, based on consultations and discussions between the companies starting after the proposal from NSSMC, NSSMC and the Company have agreed to make the Company a wholly-owned subsidiary of NSSMC through a share exchange. Through this reorganization, NSSMC and the Company will proceed with optimal and efficient utilization of the management resources of the NSSMC Group and greater flexibility in group management, and will enhance further sharing of business strategy between the two companies and greater profitability and competitiveness of both NSSMC and the Company. NSSMC and the Company believe that this will contribute to the improvement of the corporate value of both companies, and this reorganization will be beneficial also for the shareholders of both companies.

The Company is considering changing its corporate name to “NIPPON STEEL & SUMIKIN SG WIRE CO., LTD.”, effective as of October 1, 2015, subject to the Share Exchange becoming effective, in order to clarify that the Company is the wholly-owned subsidiary of NSSMC by bearing the name of “NIPPON STEEL & SUMIKIN”.

2.	Details of the Share Exchange Agreement

The details of the Share Exchange Agreement are as set forth in Attachment 1 “Share Exchange Agreement (Copy)”.

3.	Matters relating to the appropriateness of the exchange consideration

(1)	Particulars of allotment of shares of the Share Exchange

Company Name	NSSMC (wholly-owning parent company in the Share Exchange)	The Company (wholly-owned subsidiary in the Share Exchange)
Share allotment ratio through the Share Exchange	1	1.10

(Note 1) Share allotment ratio

1.10 shares of common shares of NSSMC will be allotted and delivered per common share of the Company; provided, however, that no shares will be allotted through the Share Exchange for the 35,466,000 shares of common shares of the Company held by NSSMC (as of April 28, 2015).

(Note 2) Number of NSSMC shares to be delivered through the Share Exchange

NSSMC will allot and deliver 19,733,842 shares of NSSMC common shares through the Share Exchange. However, NSSMC will allocate its own shares (362,659,286 shares as of March 31, 2015) to such delivery of common shares, and therefore NSSMC is not planning to issue new shares.

It is planned that the Company, by resolution at a meeting of the board of directors to be convened by the day immediately preceding the effective date of the Share Exchange, will cancel all its own shares (including its own shares acquired following demands for purchase of shares made by dissenting shareholders in relation to the Share Exchange, as specified in Article 785, Paragraph 1 of the Companies Act) as of the time (“Record Time”) immediately preceding NSSMC’s acquisition through the Share Exchange of all outstanding shares of the Company (excluding common shares of the Company held by NSSMC). The number of common shares to be allotted and delivered through the Share Exchange as above is based on the assumption that NSSMC common shares will not be allotted and delivered to own shares of the Company (760,143 shares as of March 31, 2015). It may be modified in the future for such reasons as acquisition or cancellation of its own shares by the Company.

(Note 3) Treatment of shares constituting less than one unit of shares

It is expected that the Share Exchange may result in shareholders of the Company acquiring shares of NSSMC constituting less than one unit of shares (less than one thousand shares). In particular, all shareholders of the Company holding less than 910 shares of the Company are likely to hold NSSMC shares constituting less than one unit of shares and will not be able to sell such shares on a financial instruments exchange market. The shareholders who will hold NSSMC shares constituting less than one unit of shares may use the following systems relating to NSSMC shares on and after the effective date of the Share Exchange onwards.

(i)	Purchase by the issuer of shares constituting less than one unit of shares (sale of shares constituting less than one thousand)

This is a system whereby a shareholder holding NSSMC shares constituting less than one unit of shares may require NSSMC to purchase those shares in accordance with the provisions of Article 192 of the Companies Act, etc.

(ii)	Further purchase of shares by a shareholder holding shares constituting less than one unit of shares (further purchase to reach a total of one thousand shares)

This is a system whereby a shareholder holding NSSMC shares constituting less than one unit of shares may require NSSMC to sell such number of shares that, combined with the less than one unit of shares held by such shareholder, constitute one unit of shares, and purchase the same from NSSMC in accordance with the provisions of Article 194 of the Companies Act and NSSMC’s Articles of Incorporation and other internal rules.

At the meeting of the board of directors held on April 28, 2015, NSSMC passed a resolution to partially amend its Articles of Incorporation to change the number of shares in a unit of shares (from one thousand shares to one hundred shares) pursuant to Article 195, Paragraph 1 of the Companies Act and to submit the agenda of a share consolidation (ten shares to one share) to NSSMC’s 91st ordinary general meeting of shareholders scheduled to be convened on June 24, 2015. Both the amendment and the share consolidation are to take effect on October 1, 2015, subject to the approval of the agenda of a share consolidation at NSSMC’s ordinary general meeting of shareholders. Once the change of the number of shares in a unit of shares and the share consolidation take effect, from October 1, 2015, “one thousand shares” in (i) and (ii) of this Note 3 shall be read as “one hundred shares”. For example, 1,100 shares of NSSMC common shares will be allotted and delivered to a shareholder who have one thousand shares of the Company on September 1, 2015, and the allotted shares will be 110 shares on and after October 1, 2015, which is the effective date of such change of the number of shares in a unit of shares and the share consolidation. For details, please refer to the “Notice of Change of the Number of Shares in a Unit of Shares, Share Consolidation, and Partial Amendment of Articles of Incorporation in Conjunction Therewith” disclosed by NSSMC on April 28, 2015.

(Note 4) Treatment of fractional shares

If any fractions of NSSMC common shares arise as a result of the Share Exchange, pursuant to the provisions of Article 234 of the Companies Act, NSSMC will sell all such fractional shares and distribute the proceeds to shareholders of the Company having fractional shares in proportion to their respective fractions.

(2)	Matters relating to appropriateness of the total exchange consideration

(i)	Basis and Reasons for Particulars of Allotment of Shares

NSSMC and the Company, in order to ensure the fair and appropriate valuation of the share allotment ratio used in the Share Exchange (the “Share Exchange Ratio”) as set forth in “Allotment in the Share Exchange” in (1) above, have each separately appointed an independent third-party valuation organization to calculate the Share Exchange Ratio. NSSMC appointed Nomura Securities Co., Ltd. (“Nomura”) and the Company appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”) as their respective third-party valuation organizations.

NSSMC and the Company have referred to the Share Exchange Ratio valuation results submitted by their respective third-party valuation organizations, carefully reviewed the result of due diligence that each company has conducted with respect to the other, and have negotiated and consulted taking into account the financial status, asset status, future forecasts, and other factors of NSSMC and the Company as a whole. Consequently, NSSMC and the Company have determined that the Share Exchange Ratio is reasonable and does not impair the interests of their respective shareholders, and accordingly, NSSMC and the Company have resolved to execute the Share Exchange Agreement regarding the Share Exchange at such Share Exchange Ratio between them pursuant to resolutions at the meetings of the board of directors of NSSMC and the Company held on April 28, 2015.

If there is a material change in conditions forming the basis for the valuation, the Share Exchange Ratio may be changed upon consultation between NSSMC and the Company.

(ii)	Names of Valuation Organizations and Relationships with Listed Companies

Nomura, which is NSSMC’s third-party valuation organization, and Mizuho Securities, which is a third-party valuation organization of the Company, are independent from NSSMC and the Company, are not related parties in regards to either NSSMC or the Company, and do not have any significant conflicts of interest to be set forth with respect to the Share Exchange.

(iii)	Outline of Valuation

With respect to NSSMC, Nomura performed the market share price analysis (the “Market Share Price Analysis”) in its valuations, since NSSMC is listed on the financial instruments exchanges and has a market share price.

With respect to the Company, Nomura performed, in its valuations, the Market Share Price Analysis, since the Company is listed on the financial instruments exchange and has a market share price; the comparable company analysis (the “Comparable Company Analysis”), since there are several listed companies comparable to the Company and it is possible to evaluate share value through the Comparable Company Analysis; and the discounted cash flow analysis (the “DCF Analysis”) in order to reflect the state of future business activities in the valuation.

The valuation range of share of the Company assuming that the value per NSSMC share is set at 1 under each valuation methodology is given below.

Analysis in Use	Share Exchange Ratio Valuation Results
Market Share Price Analysis	0.91-0.95
Comparable Company Analysis	0.72-1.29
DCF Analysis	0.68-1.50

The Market Share Price Analysis was based on, with April 27, 2015 as the valuation reference date, the closing share price on Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) on the valuation reference date, and the simple average of the closing prices for each of the 1-week, the 1-month, the 3-month, and the 6-month periods up to and including the valuation reference date.

Nomura, in evaluating the above Share Exchange Ratio, used information provided by NSSMC and the Company, publicly available information etc., assuming that those data and information are all accurate and complete, and has not undertaken any independent investigation of the accuracy or completeness thereof. Further, Nomura has neither itself undertaken any independent evaluation, appraisal or assessment nor has it entrusted any such appraisal or assessment to any third party, including analysis and evaluation of each specific asset and liability, with respect to the assets or liabilities (including contingent liabilities) of NSSMC and the Company and their respective affiliates. Nomura’s valuation of the Share Exchange Ratio is based upon information and economic conditions as of April 27, 2015, and Nomura assumed that financial forecasts of the Company were duly prepared based on the best predictions and judgments available to the management of NSSMC and the Company at that point in time.

The profit plan of the Company, which Nomura used as the basis of its valuation in the DCF Analysis, does not contain any fiscal years for which a significant increase or decrease in its profits is foreseen.

On April 28, 2015, NSSMC obtained from Nomura a written opinion (fairness opinion) to the effect that, on the basis of the foregoing assumptions and certain other conditions, the agreed-upon Share Exchange Ratio is fair from a financial point of view to NSSMC.

Meanwhile, with respect to NSSMC, Mizuho Securities performed the Market Share Price Analysis in its valuations since NSSMC is listed on the first section of the Tokyo Stock Exchange and has a market share price.

Further, with respect to the Company, Mizuho Securities performed the Market Share Price Analysis in its valuations since the Company is listed on the second section of the Tokyo Stock Exchange and has a market share price; the Comparable Company Analysis, since there are several other listed companies engaging in business relatively comparable to that of the Company and it is possible to evaluate share price through comparison with such companies; and the DCF Analysis, in order to reflect the state of future business activities in its valuations. The Market Share Price Analysis was based on, with April 27, 2015 as the valuation reference date, the simple average of the closing prices on the Tokyo Stock Exchange for each of the 1-week, the 1-month, the 3-month, and the 6-month periods up to and including the valuation reference date on the Tokyo Stock Exchange. For the Comparable Company Analysis, Mizuho Securities adopted Nichia Steel Works, Ltd., Nippon Seisen Co., Ltd., Shinko Wire Company, Ltd., Tokyo Rope Mfg. Co., Ltd., and Suncall Corporation as listed companies judged to be comparable to the Company, and made its valuations based on the EBITDA multiple and EBIT multiple as compared with the enterprise value, and PER. In the DCF Analysis, Mizuho Securities has also valuated the current corporate value and share price of the Company by discounting future cash flows at a certain rate to present value based on financial projections prepared by the Company for the fiscal year ending March 2015 through the fiscal year ending March 2018. The discount rates used for that purpose ranged between 5.75% and 6.75%, and the perpetual growth method and the multiple method were adopted for the valuation of the going concern value. The perpetual growth rate used in the perpetual growth method ranged between –0.50% and +0.50%, and 4.6 times to 5.6 times were used as the EBITDA multiple in the multiple method.

Mizuho Securities, in calculating the above Share Exchange Ratio, used information provided by NSSMC and the Company, publicly available information, etc., in principle on an as-is basis, assuming that those materials and information, etc. are all accurate and complete, and has not undertaken any independent investigation of the accuracy and completeness of such materials and information etc. Further, Mizuho Securities has neither itself undertaken any independent evaluation, appraisal or assessment nor has it entrusted any such appraisal or assessment to any third party, including analysis and evaluation of each specific asset and liability, with respect to the assets or liabilities (including off-balance-sheet assets and liabilities and other contingent liabilities) of NSSMC and the Company and their respective subsidiaries and affiliates. Moreover, Mizuho Securities assumed that the business outlook and financial forecasts of the Company were prepared by reasonable and appropriate methods on the basis of the best predictions and judgments available to the Company’s management at that point in time.

It should be noted that in the business plan of the Company, which Mizuho Securities used as the basis for its valuations using the DCF Analysis, there is no business year for which a significant increase or decrease in profit is foreseen. Further, the relevant financial forecasts do not assume the execution of the Share Exchange.

The ranges given by each valuation method for the number of NSSMC common shares to be allotted per common share of the Company are as set forth in the following table.

Analysis in Use	Share Exchange Ratio Valuation Results
Market Share Price Analysis	0.91-0.95
Comparable Company Analysis	0.98-2.02
DCF Analysis	0.87-1.76

(3)	Reasons for selecting common shares of NSSMC as the exchange consideration for the Share Exchange

The Company and NSSMC selected common shares of NSSMC, which will be the wholly-owning parent company in the Share Exchange, as consideration for the Share Exchange.

The Company determined that common shares of NSSMC are appropriate as the exchange consideration for the Share Exchange because (i) since common shares of NSSMC are listed on the first section of Tokyo Stock Exchange, the first section of Nagoya Stock Exchange, Inc. (“Nagoya Stock Exchange”), Securities Membership Corporation Fukuoka Stock Exchange (“Fukuoka Stock Exchange”) and Securities Membership Corporation Sapporo Securities Exchange (“Sapporo Stock Exchange”) and those shares may be traded on a financial instruments exchange market even after the effective date of the Share Exchange, it is considered that shareholders of the Company holding at least 910 shares of the Company, who will receive at least one thousand NSSMC shares through the Share Exchange, which is the number of shares in a unit of shares, will see the liquidity of their shares maintained, (ii) a shareholder who are to own less than one unit of shares of NSSMC may require NSSMC to purchase the NSSMC shares constituting less than one unit of shares owned by the shareholder and it is also possible for the shareholder to require NSSMC to sell such number of shares that, combined with the less than one unit of shares held by such shareholder, constitute one unit of shares (please refer to (1) (Note 3) “Treatment of shares constituting less than one unit of shares” above for the details of handling these cases), and (iii) the shareholders of the Company will be able to enjoy, through the receipt of common shares of NSSMC (which will become the wholly-owning parent company), the benefits of integration which will be a result of the Company’s becoming the wholly-owned subsidiary of NSSMC through the Share Exchange.

As set forth in (1) (Note 3) “Treatment of shares constituting less than one unit of shares” above, NSSMC plans to change the number of shares in a unit of shares (from one thousand shares to one hundred shares) and carry out a share consolidation (ten shares to one share), effective October 1, 2015; for book-entry procedures, NSSMC shares will be traded in units assuming that the change to the number of shares in a unit of shares and the share consolidation would become effective (i.e. one hundred shares) on financial instruments exchanges market from September 28, 2015 onwards.

(4)	Considerations for avoiding adverse effects of the interests of shareholders of the Company other than NSSMC

(i)	Measures to Ensure Fairness

Since NSSMC is already a parent company of the Company, holding 65.48% of all outstanding shares of the Company, it was judged that it was necessary to ensure the fairness of the Share Exchange.

For this reason, NSSMC appointed Nomura, its third-party valuation organization, and as of April 28, 2015, received from Nomura a valuation report relating to the Share Exchange Ratio. For an overview of the valuation report, please refer to (2) (iii) “Outline of Valuation” above. In addition, as of April 28, 2015, NSSMC obtained from Nomura a written opinion (fairness opinion) to the effect that, subject to the assumptions set forth in (2) (iii) “Outline of Valuation” above and certain other conditions, the Share Exchange Ratio is fair from a financial point of view to NSSMC.

Meanwhile, the Company appointed Mizuho Securities, its third-party valuation organization, and as of April 28, 2015 received from Mizuho Securities a valuation report relating to the Share Exchange Ratio. For an overview of the valuation report, please refer to (2) (iii) “Outline of Valuation” above. The Company has not obtained from Mizuho Securities a written opinion (fairness opinion) to the effect that the Share Exchange Ratio is reasonable from a financial standpoint for the Company.

Furthermore, NSSMC appointed Kajitani Law Offices and the Company appointed Nomura & Partners as their respective legal advisors for the Share Exchange, and each respectively received legal advice regarding, among other things, the methods and processes of decision-making by the board of directors, including various procedures for the Share Exchange.

(ii)	Measures to Avoid Conflicts of Interest

(a)	Unanimous approval of all directors and audit & supervisory board members of the Company excluding those with conflicts of interest

At the meeting of the board of directors of the Company held on April 28, 2015, the agenda regarding the Share Exchange Agreement was unanimously approved by all directors who attended the meeting, excluding director Hiroaki Matsuoka, who is also an employee of NSSMC.

Further, all audit & supervisory board members other than the NSSMC employee Seiji Yukino attended the meeting of the board of directors, and all of them stated that they have no objection to the resolution.

To avoid conflicts of interest, with respect to the Share Exchange, Hiroaki Matsuoka and Seiji Yukino did not attend deliberations or resolutions at the board of directors of the Company, or the series of consultations relating to the Share Exchange.

(b)	Obtaining opinion from third-party with no conflict of interest in the Company

In examining the Share Exchange, the Company asked Makoto Oasa, who is an outside audit & supervisory board member of the Company with no interest in NSSMC, the controlling shareholder of the Company, and who is registered with the Tokyo Stock Exchange as an independent audit & supervisory board member of the Company, in accordance with the regulations of the Tokyo Stock Exchange, to examine (a) whether the purpose of the Share Exchange is reasonable; (b) whether fairness is being maintained in the procedures for the Share Exchange; (c) whether the Share Exchange Ratio is fair and reasonable; and (d) whether the Share Exchange will undermine interests of minority shareholders. Makoto Oasa, in making such examination, (i) received explanations from both the Company and NSSMC regarding the purpose of the Share Exchange and the background to and series of events leading to the Share Exchange; (ii) received an explanation from Mizuho Securities regarding the evaluation of the Share Exchange Ratio used in the Share Exchange; and (iii) received an explanation from the Company and Nomura & Partners regarding the methods and processes of the Company’s decision-making relating to the Share Exchange. After Makoto Oasa carefully examined the valuation report relating to the Share Exchange Ratio prepared by Mizuho Securities, and other various materials relating to the Share Exchange, and the contents of explanations received from the aforementioned related persons, as of April 28, 2015, prior to deliberations on the agenda relating to the Share Exchange Agreement at meeting of the board of directors held on April 28, 2015, Makoto Oasa submitted a written opinion to the effect that (a) the Share Exchange would contribute to improvement of the corporate value of the Company and the purpose thereof is reasonable mainly because in conjunction with the Company becoming NSSMC’s wholly-owned subsidiary through the Share Exchange, through optimal and efficient utilization of the management resources of the NSSMC Group and greater flexibility in group management, coherent development of technology and products, heightening of quality of products, cost reduction, and improvement and enhancement of stable supply chains, which lead to an expansion of the Company’s business, will be achieved; (b) the Company received from an independent third-party valuation organization a valuation report relating to the Share Exchange Ratio, and received from outside professionals advice regarding the methods and processes of decision-making by the board of directors with regard to the Share Exchange, and measures to avoid conflicts of interest were taken, and for these reasons, etc., there are no particular circumstances that call into question the fairness of procedures of the Share Exchange; (c) no unreasonable point was found in the methods and processes of the valuation by the independent third-party valuation organization, and the Company decided the Share Exchange Ratio based on the results of such valuation after substantial consultation and negotiation with NSSMC over multiple times, and for these reasons, etc., the terms and conditions of the Share Exchange was decided fairly and are reasonable; and (d) taking into account the foregoing matters as a whole, the Share Exchange is determined not to undermine interests of minority shareholders of the Company.

(5)	Matters relating to the appropriateness of the amounts of NSSMC’s capital and reserves

The amount of capital, capital reserves and reserved surplus of NSSMC that will be increased through the Share Exchange are as follows. Based on comprehensive consideration and examination of NSSMC’s capital policies and other factors after the Share Exchange, the amounts were determined within the range specified by laws and regulations, and we believe that they are appropriate.

Capital:	0 yen
Capital reserves:	Minimum amount of increase required in accordance with laws and regulations
Reserved surplus:	0 yen

4.	Reference information concerning the exchange consideration

(1)	Provisions of NSSMC’s Articles of Incorporation

The provisions of NSSMC’s Articles of Incorporation are as set forth in Attachment 2 “Articles of Incorporation of Nippon Steel & Sumitomo Metal Corporation”.

(2)	Matters relating to the method of realization of the exchange consideration

(i)	Markets trading the exchange consideration

Common shares of NSSMC are traded on the first section of the Tokyo Stock Exchange, the first section of the Nagoya Stock Exchange, the Fukuoka Stock Exchange, and the Sapporo Stock Exchange.

(ii)	Parties performing brokering, intermediation, and agency services for transactions of the exchange consideration

Common shares of NSSMC are brokered and intermediated, etc. by financial instruments business operators (securities companies) nationwide.

(iii)	Details of restrictions on transfer and other methods of disposal of the exchange consideration, if any

Not applicable

(3)	Matters relating to the market value of the exchange consideration

The prices of common shares of NSSMC on the first section of the Tokyo Stock Exchange for the past six months are as follows:

Month	November 2014	December 2014	January 2015	February 2015	March 2015	April 2015
Maximum (yen)	314.3	323.0	301.8	321.3	327.7	319.5
Minimum (yen)	293.5	290.4	275.6	273.5	298.2	291.2

(Note) Latest market prices of common shares of NSSMC, etc. can be obtained at the Website (http://www.jpx.co.jp/) of Japan Exchange Group, etc.

(4)	Details of NSSMC’s balance sheet for the fiscal years ended within the past five years

As NSSMC has filed securities reports in accordance with Article 24, Paragraph 1 of the Financial Instruments and Exchange Act for each fiscal year, the description thereof is omitted.

5.	Matters relating to the appropriateness of the provisions concerning share options in relation to the Share Exchange

Not applicable

6.	Matters relating to financial statements, etc.

(1)	Matters relating to financial statements, etc. of NSSMC, wholly-owning parent company in the Share Exchange

(i)	Details of financial statements, etc. for the final fiscal year of NSSMC

The details of financial statements, etc. for the final fiscal year of NSSMC (from April 1, 2014 to March 31, 2015) are set forth in “Details of the Financial Statements, etc. for the Final Fiscal Year of Nippon Steel & Sumitomo Metal Corporation”, supplement of Reference Documents for the General Meeting of Shareholders.

The information in financial statements, etc. for the final fiscal year of NSSMC that should be indicated as Notes to Nonconsolidated Financial Statements is posted on the Company’s website (http://www.suzuki-metal.co.jp) together with matters to be indicated as Notes to Consolidated Financial Statements pursuant to laws and regulations and Article 15 of the Articles of Incorporation, and accordingly, is omitted from supplement of Reference Documents for the General Meeting of Shareholders.

(ii)	Details of provisional financial statements, etc. whose provisional account closing day is a day after the last day of the final fiscal year of NSSMC

Not applicable

(iii)	Details of the disposal of the important property, the share of significant liabilities and other events occurring since the end of the final fiscal year of NSSMC that have had a material impact on the status of company properties

(a)	Change of the number of shares in a unit of shares and share consolidation

NSSMC resolved, at the meeting of the board of directors held on April 28, 2015, to make a partial amendment of the Articles of Incorporation to change the number of shares in a unit of shares (changing from 1,000 shares to 100 shares), and to submit the matter of the share consolidation (consolidating 10 shares into 1 share and reducing its total number of authorized shares from 20 billion shares to 2 billion shares) to the ordinary general meeting of shareholders scheduled to be convened on June 24, 2015. Such partial amendment of the Articles of Incorporation, and the share consolidation and the change of the total number of authorized shares are to take effect on October 1, 2015, subject to the approval of the proposal regarding the share consolidation at such ordinary general meeting of shareholders.

(b)	Redemption of Euro-yen denominated bonds (subordinated) and Euro-yen denominated preferred securities, and financing by subordinated loans

At the meeting of the board of directors held on May 15, 2015, NSSMC has resolved to redeem, as of July 21, 2015, the two securities as described in (x) and (y) below (collectively, the “Existing Hybrid Securities”) issued in November 2006 for raising 300 billion yen (the terms of these securities were partially changed in January 2012) in full by exercising the right of redemption, and to raise 300 billion yen to be used for funding this redemption, as of the same date by means of subordinated loans from four main banks (the “Loans”) in order to maintain its consolidated financial base in terms of international rating, and to reduce financing costs.

(x)	Euro-yen denominated bonds (subordinated) issued by NSSMC through allocation to NS Preferred Capital Limited (the “Overseas SPC”), NSSMC’s wholly-owned subsidiary in British Overseas Territory Cayman Islands

(y)	Euro-yen denominated preferred securities issued by the Overseas SPC through allocation to NSSMC’s three main banks

The Loans have characteristics similar to equity instruments, and accordingly, they are acknowledged as having equity credit equivalent to the Existing Hybrid Securities in terms of international rating. The preferred securities issued by the Overseas SPC were recorded as “minority interest in consolidated subsidiaries” (in the section of Net Assets) on NSSMC’s consolidated balance sheet. In contrast, after the completion of this transaction, the Loans will be recorded as “long-term loans payable” (in the section of Liabilities).

(2)	Matters relating to financial statements, etc. of the Company, wholly-owned subsidiary in the Share Exchange

(i)	Details of the disposal of the important property, the share of significant liabilities and other events occurring since the end of the final fiscal year of the Company that have had a material impact on the status of company properties

Not applicable

Attachment 1

Share Exchange Agreement (Copy)

This Share Exchange Agreement (this “Agreement”) is made and entered into by and between Nippon Steel & Sumitomo Metal Corporation (“NSSMC”) and Suzuki Metal Industry Co., Ltd. (“SMI”) on May 1, 2015 (the “Execution Date”).

Article 1 (Share Exchange)

1.	Pursuant to the provisions of this Agreement, NSSMC and SMI shall effectuate a share exchange under which NSSMC will be the wholly-owning parent company and SMI will be the wholly-owned subsidiary (the “Share Exchange”).

2.	The trade names and addresses of the wholly-owning parent company and the wholly-owned subsidiary under the Share Exchange shall be as follows:

(1)	Wholly-owning parent company

Trade name:         Nippon Steel & Sumitomo Metal Corporation

Address:               6-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo

(2)	Wholly-owned subsidiary

Trade name:         Suzuki Metal Industry Co., Ltd.

Address:               9-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Article 2 (Number of Shares to be Delivered in the Share Exchange and Matters regarding the Allotment of Shares)

1.	Upon the Share Exchange, NSSMC shall deliver the number of NSSMC shares obtained by multiplying the total number of SMI shares (excluding those held by NSSMC) as of the time immediately before NSSMC acquires all of the outstanding shares of SMI pursuant to the Share Exchange (the “Record Time”) by 1.10 to the shareholders of SMI at the Record Time (excluding NSSMC).

2.	Upon the Share Exchange, NSSMC shall allot NSSMC shares to each of the shareholders of SMI at the Record Time (excluding NSSMC) in the ratio of 1.10 NSSMC shares for one (1) SMI share.

Article 3 (Matters Regarding the Amount of Capital and Reserves of the Wholly-Owning Parent Company)

The amount of capital, capital reserves and reserved surplus of NSSMC that will be increased through the Share Exchange shall be specified below. However, in the case of any change in circumstances before the Effective Date (meaning the date on which the Share Exchange will become effective, the same applies hereinafter), this amount may be changed upon agreement between NSSMC and SMI, through their mutual consultations.

(1) Capital:	0 yen

(2) Capital reserves:	Minimum amount of increase required in accordance with laws and regulations

(3) Reserved surplus:	0 yen

Article 4 (Effective Date)

The Effective Date shall be September 1, 2015. However, if the necessity arises in light of the progress of the Share Exchange procedures, the Effective Date may be changed upon agreement between NSSMC and SMI, through their mutual consultations.

Article 5 (Change of Conditions for the Share Exchange and Termination of the Agreement)

If, during the period on or from the Execution Date through the Effective Date, (i) any material change in the financial condition or operating results of NSSMC or SMI occurs or is discovered, (ii) any event materially impeding the effectuation of the Share Exchange in accordance with this Agreement occurs or is discovered or (iii) it becomes otherwise difficult to achieve the purpose of the Share Exchange, NSSMC and SMI may change or terminate this Agreement upon agreement between them, through their mutual good faith consultations.

Article 6 (Consultations)

In addition to these matters set forth in this Agreement, NSSMC and SMI shall set forth the matters necessary for the Share Exchange, through consultations between NSSMC and SMI in accordance with the purpose of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate, have signed or affixed their respective names and seals and shall each retain one (1) copy.

May 1, 2015

NSSMC:

6-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo Nippon Steel & Sumitomo Metal Corporation Representative Director and President Kosei Shindo
SMI:
9-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo Suzuki Metal Industry Co., Ltd. Representative Director and President Masayuki Shibata

Attachment 2

ARTICLES OF INCORPORATION

NIPPON STEEL & SUMITOMO METAL CORPORATION

ARTICLES OF INCORPORATION

OF

NIPPON STEEL & SUMITOMO METAL CORPORATION

CHAPTER I

GENERAL PROVISIONS

Article 1.

The name of the Company shall be Shinnittetsu Sumikin Kabushiki Kaisha. It shall be written in English NIPPON STEEL & SUMITOMO METAL CORPORATION.

Article 2.

The objects of the Company shall be to carry on the following businesses:

(1) manufacture and sale of iron and steel;

(2) manufacture and sale of industrial machinery and facilities, steel structures, water supply related facilities, etc.;

(3) contract work on civil engineering and construction, and design and supervision of construction of buildings;

(4) manufacture and sale of chemical products, electronic components, etc.;

(5) manufacture and sale of nonferrous metal, ceramics, carbon fibers, etc.;

(6) engineering and consultation related to the use and development of computer systems;

(7) freight transportation and warehousing;

(8) supply of electric power, gas, heat and other energy;

(9) disposal and recycling of waste;

(10) trading, leasing and intermediation of real properties;

(11) management of cultural, welfare, sport, training and other facilities; and

(12) any and all other businesses incidental to the foregoing subparagraphs.

Article 3.

The Company shall have its principal office in Chiyoda-ku, Tokyo.

Article 4.

Public notices of the Company shall be given on the website. However, in cases where accidents or other unavoidable circumstances prevent the use of the website, they shall be given by inserting them in the Nihon Keizai Shimbun published in Tokyo.

CHAPTER II

SHARES

Article 5.

The total number of shares which the Company has authority to issue shall be 20,000,000,000.

Article 6.

1. One thousand (1,000) shares of the Company shall constitute one (1) unit. A holder of one unit of shares shall have one vote at a general meeting of shareholders.

2. A holder of shares constituting less than one (1) unit of shares (tangen) (hereinafter “less than one unit of shares”) of the Company may not exercise any rights other than those listed below with respect to such shares:

(1) the rights listed in Article 189, Paragraph 2 of the Companies Act;

(2) the right to be allotted shares and/or stock acquisition right which is offered by the Company to each shareholder in proportion to the number of shares held by such shareholder; and

(3) the right set forth in the immediately subsequent paragraph.

3. A holder of less than one unit of shares of the Company may require the Company to sell such number of shares that, combined with the less than one unit of shares held by such shareholder, constitute one unit of shares of the Company.

Article 7.

1. The Company shall appoint a registration agent with respect to its shares.

2. The registration agent and its place of business shall be designated by resolution of the Board of Directors and shall be notified publicly.

3. The Company shall have its registration agent prepare, maintain, and administer the affairs related to, and the Company shall not for itself prepare, maintain, and administer the affairs related to, the Register of Shareholders and the Register of Stock Acquisition Rights.

Article 8.

Any matters relating to shares of the Company not provided for in the Articles of Incorporation shall be governed by the Regulations Relating to Shares prescribed by the Board of Directors.

CHAPTER III

GENERAL MEETING OF SHAREHOLDERS

Article 9.

The ordinary general meeting of shareholders of the Company shall be convened in June each year, and an extraordinary general meeting of shareholders shall be convened as the need arises.

Article 10.

Shareholders entitled to exercise the right at the ordinary general meeting of shareholders referred to in the preceding Article shall be those who are electronically recorded as having the voting rights in the latest Register of Shareholders of March 31 each year.

Article 11.

The general meeting of shareholders shall be convened and presided over by the Chairman or the President of the Company; provided, however, that in the case where the Chairman and the President of the Company are unable to act as such, one of the other Directors shall act in his or her place in accordance with a resolution by the Board of Directors.

Article 12.

1. Resolution of the general meeting of shareholders shall be adopted by a majority vote of the shareholders present, unless otherwise provided for in the laws and regulations or the Articles of Incorporation.

2. Resolution provided for in Article 309, Paragraph 2 of the Companies Act shall require the presence of the shareholders holding in the aggregate one third or more of the votes of the shareholders who are entitled to exercise their voting rights and the affirmative vote of two thirds or more of the votes of the shareholders present.

Article 13.

1. Shareholders may exercise their rights to vote by appointing as proxy another shareholder of the Company who is entitled to exercise his or her voting rights.

2. Any shareholder holding two or more voting rights who does not intend to exercise his or her voting rights in a uniform manner shall notify the Company in writing of such intention and the reason therefor at least three (3) days prior to the general meeting of shareholders.

Article 14.

The Company may, in convening a general meeting of shareholders, provide its shareholders with information required to be included or indicated in the reference materials for the general meeting of shareholders, the business report, the financial statements and consolidated financial statements by making such information available to shareholders electronically on the Internet in accordance with laws and regulations.

CHAPTER IV

DIRECTORS AND BOARD OF DIRECTORS

Article 15.

The Company shall have not more than twenty (20) Directors and a Board of Directors.

Article 16.

1. Resolution of a general meeting of shareholders electing Directors shall require the presence of the shareholders holding in the aggregate one third or more of the votes of the shareholders who are entitled to exercise their voting rights and the affirmative vote of a majority of the votes of the shareholders present.

2. Cumulative voting shall not be adopted for the election of Directors.

Article 17.

The term of office of a Director shall expire upon the conclusion of the next ordinary general meeting of shareholders convened following the assumption of office of such Director.

Article 18.

Any compensation, bonuses or any other financial benefits (collectively, the “Compensation”) payable to Directors by the Company in consideration for their performance of duties shall be determined by resolution of a general meeting of shareholders.

Article 19.

1. The Board of Directors may, by resolution, appoint one (1) Chairman and one (1) President from among the Directors.

2. The Board of Directors may, by resolution, appoint Vice Chairmen, Executive Vice Presidents and Managing Directors from among the Directors.

Article 20.

In convening a meeting of the Board of Directors, the notice to that effect shall be sent to each Director and each Audit & Supervisory Board Member at least three (3) days in advance of the date of such meeting; provided, however, that in the case of an emergency, this period may be shortened.

Article 21.

The meeting of the Board of Directors shall be convened and presided over by the Chairman or the President of the Company; provided, however, that in the case where the Chairman and the President of the Company are unable to act as such, one of the other Directors shall act in his or her place in accordance with a resolution of the Board of Directors.

Article 22.

In the event that a Director makes a proposal for an agenda item to be resolved at the Board of Directors and all Directors who are entitled to vote with respect to such item give consent in writing or electronically to such proposal, the Board of Directors shall be deemed to have approved by resolution such proposal, unless one or more Audit & Supervisory Board Members oppose such proposal.

Article 23.

1.The Company may, by resolution of the Board of Directors, limit the liabilities of the Directors to the extent as provided in laws and regulations.

2. The Company may, in accordance with laws and regulations, enter into an agreement with its outside Director which limits the liability of such outside Director to the greater of an amount determined in advance by the Company which shall not be less than twenty million yen (¥20,000,000) and the sum of the amounts set forth in Article 425, Paragraph 1 of the Companies Act.

Article 24.

The Company may, where necessary, appoint Senior Advisors.

Article 25.

Any matters relating to the Board of Directors not provided for in the Articles of Incorporation shall be governed by the Regulations of the Board of Directors prescribed by the Board of Directors.

CHAPTER V

AUDIT & SUPERVISORY BOARD MEMBERS AND AUDIT & SUPERVISORY BOARD

Article 26.

The Company shall have not more than seven (7) Audit & Supervisory Board Members and an Audit & Supervisory Board.

Article 27.

Resolution of a general meeting of shareholders electing Audit & Supervisory Board Members shall require the presence of the shareholders holding in the aggregate one third or more of the votes of the shareholders who are entitled to exercise their voting rights and the affirmative vote of a majority of the votes of the shareholders present.

Article 28.

The term of office of an Audit & Supervisory Board Member shall expire upon the conclusion of the ordinary general meeting of shareholders pertaining to the last business year which ends within four (4) years following the assumption of office of such Audit & Supervisory Board Member.

Article 29.

Any Compensation payable to Audit & Supervisory Board Members by the Company shall be determined by resolution of a general meeting of shareholders.

Article 30.

The Audit & Supervisory Board may, by resolution, elect Senior Audit & Supervisory Board Members from among the Audit & Supervisory Board Members.

Article 31.

In convening a meeting of the Audit & Supervisory Board, the notice to that effect shall be sent to each Audit & Supervisory Board Member at least three (3) days in advance of the date of such meeting; provided, however, that in the case of an emergency, this period may be shortened.

Article 32.

1. The Company may, by resolution of the Board of Directors, limit the liabilities of the Audit & Supervisory Board Members to the extent as provided in laws and regulations.

2. The Company may, in accordance with laws and regulations, enter into an agreement with its outside Audit & Supervisory Board Member which limits the liability of such outside Audit & Supervisory Board Member to the greater of an amount determined in advance by the Company which shall not be less than twenty million yen (¥20,000,000) and the sum of the amounts set forth in Article 425, Paragraph 1 of the Companies Act.

Article 33.

Any matters relating to the Audit & Supervisory Board not provided for in the Articles of Incorporation shall be governed by the Regulations of the Audit & Supervisory Board prescribed by the Audit & Supervisory Board.

CHAPTER VI

ACCOUNTING AUDITOR

Article 34.

The Company shall have an accounting auditor.

CHAPTER VII

ACCOUNTING AND OTHER MATTERS

Article 35.

The business year of the Company shall be from April 1 each year to March 31 of the following year.

Article 36.

The Company may, by resolution of the Board of Directors, decide such matters as listed in Article 459, Paragraph 1 of the Companies Act, including but not limited to, distribution of its surplus and acquisitions of its own shares.

Article 37.

The Company may distribute its surplus to the shareholders or registered pledgees registered in the latest Register of Shareholders as of March 31, September 30 and such other date as determined by the Board of Directors.

Article 38.

The Company shall be relieved of its liability to pay the money to be distributed upon expiration of three (3) years after the tender of such payment.

Attachment 3

Nippon Steel & Sumitomo Metal Corporation

90th Term Report

April 1, 2014 to March 31, 2015

Nippon Steel & Sumitomo Metal Corporation

6-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8071

Tel.: +81-3-6867-4111

Accompanying Documents for the 91st General Meeting of Shareholders

Report of Operations

1.	Current Situations of the NSSMC Group

(1)	Progress and Results of Business Operations and Tasks Ahead

(For reference) Outline of the 2017 Mid-Term Management Plan (Released in March 2015)

(2)	Capital Procurement
(3)	Plant and Equipment Investments
(4)	Transfer of Business
(5)	Changes in Assets and Profits/Losses
(6)	Major Business Operations (as of March 31, 2015)
(7)	Major Plants, Research Laboratories, Head Office, Office, Marketing Branches and Overseas Offices (as of March 31, 2015)
(8)	Employment Data (as of March 31, 2015)
(9)	Principal Subsidiaries and Affiliates (as of March 31, 2015)
(10)	Major Lenders (as of March 31, 2015)
(11)	Surplus Distribution Policy
(12)	Others
2.	Shares and Subscription Right for New Shares
(1)	Overview of Shares (as of March 31, 2015)
(2)	Other Important Matters about Shares
(3)	Subscription Right for New Shares (as of March 31, 2015)
3.	Members of the Board of Directors and Audit & Supervisory Board Members
(1)	Executive Officers as of March 31, 2015
(2)	Members of the Officers Resigned during this Fiscal Year
(3)	Executive Officers after April 1, 2015
(4)	Remuneration Paid to Directors and Audit & Supervisory Board Members
(5)	Policies regarding Decision on the Amount of Remunerations for Directors and Audit & Supervisory Board Members
(6)	Outside Officers
4.	Certain Matters concerning Accounting Auditor
(1)	Name
(2)	Amount of Remunerations, etc. of Accounting Auditor
(3)	Policy regarding Decision on Dismissal or Non-Reelection of Accounting Auditor
5.	Outline of the Resolution Concerning Establishment and Management of the System to Secure Operational Fairness, etc.
6.	Basic Policy regarding the Control of the Company

—Consolidated Financial Statements

(1)Consolidated Balance Sheets

(2)Consolidated Statements of Operations

(3)Consolidated Statements of Changes in Net Assets

(For reference)Consolidated Statements of Cash Flows

(For reference)Consolidated Segment Information

—Non-Consolidated Financial Statements

(1)Non-Consolidated Balance Sheets

(2)Non-Consolidated Statements of Operations

(3)Non-Consolidated Statements of Changes in Net Assets

Notes to Consolidated Financial Statements

Notes to Non-Consolidated Financial Statements

Report of Accounting Auditor on Consolidated Financial Statements (copy)

Report of Accounting Auditor on Non-Consolidated Financial Statements (copy)

Report of Audit & Supervisory Board on Business Report and other issues, Consolidated Financial Statements and Non-Consolidated Financial Statements (copy)

NSSMC Group’s Guiding Principles

Shareholder Reference Information

Accompanying Documents for the 91st General Meeting of Shareholders

Business Report

90th Term: From April 1, 2014 to March 31, 2015

1.	Current Situations of the NSSMC Group

(1) Progress and Results of Business Operations and Tasks Ahead

General Review

The global economy recovered at an overall moderate pace in fiscal 2014. While in China and other developing countries, the economy slowed down, becoming less robust, the European economy showed signs of picking up and in the United States solid corporate profits and private consumption supported an ongoing improvement of the economy.

In Japan, corporate production activity and capital expenditure continued to be brisk and employment conditions also improved. However, the overall economy remained essentially flat due to stagnant private consumption associated with the national consumption tax hike, delays in construction projects caused by labor shortages, and other factors.

Domestic steel demand continued to be firm but dipped slightly from the previous year due in part to the lingering impact of the consumption tax hike. Steel exports remained generally flat supported by the gradual recovery in the global economy. However, the international commodity markets were in a downtrend, with Chinese and South Korean steelmakers continuing to supply more in the market, in addition to which there was a decline in prices of iron ore and other primary raw materials, and a slowdown in steel demand in developing countries.

Under these conditions, Nippon Steel & Sumitomo Metal Corporation (“NSSMC” or “the Company”) and its group continued steadily advancing the measures set forth in the Mid-Term Management Plan formulated in March 2013. These measures included enhancing our technological superiority, building world-leading cost competitiveness to overcome global competition, optimizing our production network by rationalizing iron-making, steelmaking and rolling facilities, promoting global strategies, and strengthening the steelmaking group companies.

Business Segment Review

The NSSMC Group’ business segments strived to cope with the changing business environment and to improve their sales and earnings.

•	Steelmaking and Steel Fabrication

NSSMC tackled various measures with the main focus being on strengthening domestic manufacturing foundation and promoting global strategy.

In Japan, based upon the maximum use of production capacity and the efficient use of superior operating techniques, the Company continued efforts to construct an optimal production system, by ceasing some rolling-related equipment operations, including some flat product manufacturing lines at the Wakayama Works, as formulated in the 2013 Mid-Term Management Plan. In fiscal 2014 the Company thoroughly implemented measures to fortify the domestic manufacturing foundation of the steelmaking and steel fabrication segment, including the completion of blast furnace relining at the Yawata Works and the decisions to newly reline coke ovens at the Kimitsu Works and the Kashima Works. As for the steelmaking structure, with the aim for efficient steelmaking operations, as of April 1, 2014, Yawata Works and Kokura Works, Wakayama Works and Sakai Works, Kimitsu Works and Tokyo Works were integrated and reorganized, respectively. Further, the Company’s manufacturing, sales, technology, and research Divisions made collaborative efforts to demonstrate its technological superiority in areas such as proposing solutions to customers and developing highly functional products.

NSSMC also advanced its global strategy by capturing demand in overseas growth markets and building an operating structure that better responds to customers’ global development requirements. In fiscal 2014, a joint-venture company to manufacture and sell automotive cold-rolled sheets began operation to respond to the expanding automobile market in India. The Company executed an agreement on a joint venture to manufacture and sell automotive flat steel products in Indonesia and agreed to establish a new oil well pipe threading service joint-venture in Brunei, which are a part of ongoing efforts to further strengthen the global supply network.

The Company also continued advancing measures to maximize cost improvement, including raising the ratio of usage of low-cost materials and improving yield, and at the same time worked on adjusting steel material prices with the understanding and cooperation of its customers. The steelmaking and steel fabrication segment recorded net sales of 4,939.2 billion yen and ordinary profit of 401.9 billion yen.

NSSMC sincerely regrets the concern and inconvenience to shareholders and others caused by the power failures and fire accident that occurred at the Nagoya Works last year. The Company addressed the situation with the utmost seriousness and compiled its final assessment by having leading industry and academic experts engage in the investigation of the causes and consideration of measures to prevent recurrence. The countermeasures established from these efforts will be implemented at all group companies.

•	Engineering and Construction

Nippon Steel & Sumikin Engineering Co., Ltd. is enhancing the competitiveness of its existing businesses and implementing aggressive overseas strategic initiatives, including full-scale operation at recently established overseas bases in Southeast Asia and other regions, and the acquisition of the leading European waste disposal design and construction company. In addition to the steady execution of the project and the implementation of measures including cost reduction, changes in foreign exchange rates also contributed to profit improvement. The engineering and construction segment posted net sales of 348.6 billion yen and ordinary profit of 18.7 billion yen.

•	Chemicals

Nippon Steel & Sumikin Chemical Co., Ltd. continued recording relatively firm sales in the business of functional materials such as circuit board and display materials, reflecting the growing demand for smartphones and other factors. However, the worldwide drop in electrode demand drove down profits on needle coke, while China’s slowing economic growth and the plummet in the crude oil market led to a sharp drop in the styrene monomer market for general-purpose resin materials, resulting in lower profit. The chemicals segment recorded net sales of 212.7 billion yen and ordinary profit of 6.8 billion yen.

•	New Materials

Nippon Steel & Sumikin Materials Co., Ltd. recorded a steady increase in sales of surface-treated copper wire, which is an alternative material for gold bonding wire, and a gain in sales of suspension materials and other metallic foil materials in the electronic materials field. Sales were also strong for carbon fiber reinforcement materials for tunnels and bridges as the company captured growing demand related to aging infrastructure renewal and seismic reinforcement. In the environmental and energy field, the company raised sales of metal substrates by effectively responding to motorcycle exhaust gas emissions regulations in developing countries. The new materials segment posted net sales of 36.4 billion yen and ordinary profit of 2.4 billion yen.

•	System Solutions

NS Solutions Corporation provides comprehensive solutions in the planning, configuration, operation, and maintenance of IT systems for customers in a wide range of business fields and develops leading-edge solutions services to enhance customer capabilities amid changing business conditions. During the term, the company fortified and expanded its service business, including establishing centers to support the development and strengthening of the NSFITOS IT outsourcing service, and expanded its business coverage in Asia with the establishment of PT. NSSOL SYSTEMS INDONESIA. The system solutions segment recorded net sales of 206.0 billion yen and ordinary profit of 16.5 billion yen.

Sales and Income

NSSMC’s consolidated results for fiscal 2014 included 5,610.0 billion yen in net sales, 349.5 billion yen in operating profit, and 451.7 billion yen in ordinary profit. During fiscal 2014, the Company recorded a gain on sales of investments in securities from the sale of shareholdings and a loss on inactive facilities from disposal and demolition expenses associated with some major manufacturing facilities at the Kimitsu Works, Wakayama Works, and elsewhere. The Company also reported an extraordinary loss on business of subsidiaries and affiliates, the amount of which is equivalent to the impairment loss associated with the equity method affiliated company VALLOUREC & SUMITOMO TUBOS DO BRASIL LTDA. As a result, net income amounted to 214.2 billion yen.

An overview of the consolidated net sales and ordinary profit of each business segment in fiscal 2014 is as follows:

(Billions of yen)

	Steelmaking and steel fabrication	Engineering and construction	Chemicals	New materials	System solutions	Adjustments	Consolidated total
Net sales	4,939.2	348.6	212.7	36.4	206.0	(133.1)	5,610.0
Ordinary profit	401.9	18.7	6.8	2.4	16.5	(5.0)	451.7

Non-consolidated financial result for fiscal 2014 was net sales of 3,733.3 billion yen, operating profit of 228.6 billion yen, ordinary profit of 276.8 billion yen and net income of 170.3 billion yen.

Assets, Liabilities, and Net Assets

Consolidated total assets at the end of fiscal 2014 were 7,157.9 billion yen, representing an increase of 75.6 billion yen from 7,082.2 billion yen at the end of fiscal 2013. The main factors were increases in notes and accounts receivable of 25.6 billion yen and inventories of 29.1 billion yen, among other factors.

Total liabilities at the end of fiscal 2014 amounted to 3,610.8 billion yen, a decrease of 233.4 billion yen from 3,844.2 billion yen at the end of fiscal 2013. The decline was primarily due to a decrease in interest-bearing debt of 319.7 billion yen, from 2,296.3 billion yen at the end of fiscal 2013, to 1,976.5 billion yen at the end of fiscal 2014, due to the steady promotion of operating revenue and asset reduction.

Net assets were 3,547.0 billion yen at the end of fiscal 2014, representing an increase of 309.0 billion yen, from 3,237.9 billion yen at the end of fiscal 2013. This was contributed by net income of 214.2 billion yen, an increase in unrealized gains on available-for-sale securities of 89.8 billion yen, and other factors.

Shareholders’ equity at the end of fiscal 2014 amounted to 2,978.6 billion yen, and the ratio of interest-bearing debt to shareholders’ equity (the D/E ratio) improved, up to 0.66.

Dividends

In accordance with the “Surplus Distribution Policy” on page 20, the Company distributed a dividend of 2.00 yen per share at the end of the first half of fiscal 2014. Based on the Policy and the Company’s favorable performance, the Company intends to increase the year-end dividend by 0.5 yen from plans included in the results for the third quarter announced on January 29, 2015, to 3.50 yen per share (total dividend for the fiscal year of 5.50 yen per share and a consolidated payout ratio of 23.4%).

Tasks Ahead

•	Fiscal Year 2015 Outlook

NSSMC anticipates that, despite some slowdown in China’s economy, the economy in the United States will stay firm, business conditions in Europe will bottom out, and the ASEAN countries overall will recover.

The Japanese economy is expected to gradually recover with lessening of the effects of the consumption tax increase.

Overall domestic steel demand in the first half of fiscal 2015 is expected to remain firm, which is partly offset by a decline in demand mainly due to seasonal factors in the construction sector and the impact of inventory adjustment in the automotive sector. In the second half, we anticipate a recovery in demand, with contributions coming from demand for cars and a pick-up in housing starts as well as a recovery in capital expenditure. In the first quarter, particularly, inventories will have to be adjusted downward by reducing production so as to address our customers’ and the market’s high steel inventory levels.

We expect overseas steel demand to remain flat overall. A projected moderate rise in demand in the ASEAN countries will be offset by a downturn in China, a slowdown in the energy-related demand triggered by a sharp drop in the crude oil market, and other factors. International market conditions will likely remain weak amid the persisting excessive supply of steel products in China and elsewhere in East Asia.

Under these conditions, NSSMC will continue to closely monitor the trends in steel material supply and demand and raw material prices, and will also take steps to implement maximum cost improvement. On top of that, the Company will enhance its ability to make product proposals to consumers, improve its overseas supply system, and continue revising its steel material prices with the understanding of its customers.

NSSMC is unable to establish reasonably accurate earnings estimates for fiscal 2015 at the time of announcement of business results on April 28, 2015, due to several factors, including the uncertainty of price trends for primary raw materials and steel products. The Company will disclose fiscal 2015 earnings forecasts when reasonable estimates become possible.

•	The 2017 Mid-Term Management Plan

NSSMC has made steady progress in implementing the previous Mid-Term Management Plan with the aim of achieving sustained growth in profits through the early realization of maximum synergies by integration. In the past two years, the Group promoted cost reduction, consolidation of facilities, investment in overseas downstream operations, and integration and reorganization of group companies.

Anticipated changes in the steel business environment, including fluctuation of oil and raw material prices, and of exchange rates, as well as geopolitical risks, are among the factors considered in developing and adjusting the plan.

NSSMC has developed the 2017 Mid-Term Management Plan, for fiscal 2015-2017 in March 2015. This plan responds to the present and anticipated business environment and to the challenges that the Group is facing. It also reflects its determination to further raise competitiveness by improving its “technology,” “cost,” and “being global,” to become the “best steelmaker with world-leading capabilities.” (Please refer to Page 5 and after for the outline of the 2017 Mid-Term Management Plan.)

NSSMC wishes to take this opportunity to ask its shareholders for their understanding of the aforementioned circumstances and for their continued support.

(For reference) Outline of the 2017 Mid-Term Management Plan (announced in March 2015)

NSSMC’s Mid-Term Management Plan

Accelerating towards Becoming the “Best Steelmaker with World-Leading Capabilities”

1.	Steel Business:

NSSMC’s business model is based on the objective of enhancing the company’s global business development: (1) “mother mills in Japan as a manufacturing and development base for producing and supplying to customers the world’s leading steel-making and high-grade steel,” and (2) “overseas downstream bases, in growth markets, are to utilize the mother mills’ materials and technologies.”

(1)	Enhancing Mother Mills’ Competitiveness

1)	Improvement of domestic steelworks

Domestic manufacturing bases will continue to contribute to the NSSMC Group through development and improvement of technology, cost managements, and productivity improvement, as well as stable production of iron and steel. They will also provide middle to high-end product for use in Japan and overseas, and technical assistance to overseas bases.

The 2017 Mid-Term Management Plan targets, as a basic and critical management issue, operational improvement and reinforcement of the major facilities which have been in use for over 40 years.

2)	Optimizing the iron-making production framework

NSSMC intends to raise productivity of the entire iron-making network of the company by achieving a higher pig iron ratio. By optimizing the entire production network, the company aims to become more competitive and advantageous relative to its peers in a harsh competitive landscape.

(A)	At Kimitsu Works, a shift to two-blast-furnace operation (operation of No. 3 blast furnace to be ceased) will be completed by around the end of fiscal 2015, as called for by the 2013 Mid-Term Management Plan.

(B)	Yawata Works, which consists of three areas, Yawata, Tobata, and Kokura, will take the following measures to optimize production framework.

Molten iron will be transported from the Tobata to the Kokura Area as Tobata raise No. 4 blast furnace and installation of private railway between the two areas will be installed.

NSSMC’s other steelworks will supply billet to the Kokura Area for its production of special steel bars and wire rods.

Although the Kokura No. 2 blast furnace will cease operation, the Kokura Area will raise steelmaking production efficiency, achieve optimal production of bars and wire rods, and enhance competitiveness.

Kokura’s production of special steel bars and wire rods will be maintained at the present level.

Meanwhile, Wakayama Works will start preparing for a switch from the No. 5 blast furnace to the new No. 2 blast furnace, which is on standby. The switch will be executed on a timely basis, depending on the demand outlook.

(2)	Promoting Global Strategy

NSSMC seeks to maintain and expand its position in the global high-grade steel market, leveraging its technologies in order to achieve objectives in terms of product competitiveness, cost competitiveness, and supply network functions.

1)	NSSMC is determined to steadily capture demand for high-grade steel in major business areas (automotive, energy and resources, infrastructure-related such as railway, construction and civil engineering) in the global market. This objective will be attained by providing to customers comprehensive solutions related to their issues on materials, parts design and manufacturing processes, and by further utilization of overseas manufacturing bases to support customers. In the Japanese and global markets, the company will also strive to maintain and expand its position by further differentiating products and demonstrating the NSSMC Group’s comprehensive power on distribution and processing.

2)	While capturing the demand in overseas growing markets, particularly in the North American and ASEAN markets, where automakers and other major customers have manufacturing bases, NSSMC will ensure its presence and prominence by a combination of exports of high-grade steel products and local production.

3)	NSSMC will make best efforts to ensure smooth start-up and raise competitiveness of the overseas projects.

4)	NSSMC will strengthen organizational and management basis to support the above-mentioned global business development, including reinforcement of regional business supervision, development of personnel for global business development, and setting up of systems for operation and management.

(3)	Enhancing Technological Superiority

Technological leadership greatly contributes to enhance NSSMC’s global manufacturing capabilities and supports its business strategy, by taking the following measures.

1)	NSSMC aims to further enhance its world-leading technologies by having the largest team of researchers (about 800) in the global steel industry. The company will also strive to lead the world market through its intensive activities including, (i) developing high-end products with excellent functions (e.g. high-tensile steel sheet, corrosion-resistance high-alloy seamless steel tubes) in sectors of growing demand such as automotive, energy and resources, and infrastructure-related sectors, (ii) delivering comprehensive solutions to its customers, ranging from process design to material selection and processing, and (iii) achieving significant improvement in productivity through production process innovation.

2)	To accelerate technological development NSSMC plans to increase its R&D spending by about 10 % from the current level. NSSMC will also adequately prepare for the expected future needs of customers and society by engaging in the next generation research on advanced steel products such as those required for the broad utilization of hydrogen, as well as in research on basic and element technologies utilizing advanced analytical and mathematical approaches.

(4)	Establishing World-Leading Cost Competitiveness

NSSMC aims to realize cost competitiveness equivalent to 150 billion yen a year or more (unconsolidated basis), in approximately three years. This target will be attained, by maximizing the synergy effect from consolidating the production network and other means, effects from refurbishment of coke ovens, and intensive improvement in operation skills to enable improvement in yields. Combining the effects of all those measures with those of the above measures to strengthen mother mills, NSSMC will establish world-leading cost competitiveness to win in the global competition.

Measures	Amount	Major items
1) Maximize synergy effects	¥60bn

•    Optimal production network (raising capacity utilization of the entire iron-making, consolidation of downstream processing, etc.)

•    Adoption of best technological practices of the former two companies

•    Synergies from integration of group companies

•    Slim-down of the head office; etc.

2) Realize effects of investments to improve operation	¥90bn	• Measures to refresh coke ovens • Improvement in yield; etc.

(5)	Strengthening Group Companies of the Steel Business

The group companies already integrated during the 2013 Mid-Term Plan will seek far greater synergies. At the same time, NSSMC will seek group-wide synergies, such as those of NSSMC and group companies, and those among group companies.

In addition to the above, to optimize group structure, NSSMC will undertake further reorganization within the group and concentration on core business operations in light of assessment of each group company’s domain business.

2.	Policies for the Non-Steel Business Segments and Maximization of Combined Group Strength

Each of the non-steel business segments pursues synergies with NSSMC’s core business of steelmaking. All of the four segments will strive to improve its competitiveness and aim to achieve top-class profitability in their respective business sectors.

Moreover, the entire Group’s maximal synergies will be pursued by combining world-leading products and technologies of the five business segments including the Steel Business segment, making alliances in R&D, and delivering comprehensive solutions to worldwide customers.

(1)	Engineering and Construction Business

The Engineering and Construction Business segment will pursue further profit growth in each business sector. The steelmaking plant business sectors, as the core business sector in this business segment, support the Steel Business to manufacture distinctive products. In the steel structure business sector, business opportunities will be maximized in the disaster prevention and national resilience measures undertaken in Japan, and also in the infrastructure construction towards the 2020 Tokyo Olympic Games. The energy and environment sector will aggressively expand its business into overseas growing markets mainly in Asia.

(2)	Chemical Business

The Chemical Business segment executes chemical product businesses using tar, generated as by-product from coke oven in steelmaking, as raw material. Stable profit is being pursued with its main business sectors including carbon materials (e.g. needle coke, carbon black), chemical products (e.g. styrene monomer), PWB materials (ESPANEX) and epoxy resin products. Furthermore the segment will aim to create next-generation business, especially in automotive and infrastructure-related markets, with its core technologies in carbon and resin.

(3)	New Material Business

The New Material Business segment promotes material business with technological origin and basic support from R&D Division in NSSMC, including the electronic industry materials (e.g. surface-coated bonding wire: EX®), infrastructure-related sector (e.g. carbon fiber composites), and environmental sector (e.g. metal catalyst carriers for exhaust purification). To promote its growth strategy, the segment will advance further improvement in differentiated products and technologies, reinforce overseas production bases, and develop technologies and business for future.

(4)	System Solutions Business

The System Solutions Business segment supports efficient production of the Steel Business with its inter-group system solutions function. In addition the segment targets to achieve sustainable growth with leading-edge profitability in the industry by providing competitive system solutions which can satisfy enhancing IT needs in industrial customers, IT outsourcing mainly in operation and maintenance, IT services including cloud computing.

3.	Investing Management Resources for Growth

With the objective in enhancing competitiveness of mother mills, capital expenditures in Japan are projected to be around 450 billion yen per year (an increase of around 100 billion yen compared to the 2013 Mid-Term Management Plan). They will include spending for renovation of coke ovens and other large facilities, measures to maintain and improve soundness of facilities, and measures for profit improvement that contributes to greater cost competitiveness. In addition, business investments are projected to be around 100 billion yen per year and growth investment is determined on a timely basis. NSSMC also plans to hire about 1,300 persons per year (an increase of around 600 persons compared to the 2013 Mid-Term Management Plan) in order to enhance its human resources capacity.

In addition, the company will further advance concentration on core business operation on a group-wide basis and proceed with asset compression (targeting approximately 200 billion yen within about three years), which will partially fund growth investment and help improve its financial strengths.

	Fiscal 2015-2017	(Reference) Forecasts for fiscal 2013-2014
Capital expenditures in Japan	Approx. ¥1,350bn for 3 years	Approx. ¥700bn in 2 years
Business investment	Approx. ¥300bn for 3 years	Approx. ¥260bn in 2 years
R&D spending	Approx. ¥210bn for 3 years	Approx. ¥130bn in 2 years
Number to be newly employed (unconsolidated basis)	Approx. 1,300 persons per year	Approx. 700 persons per year

4.	Continuing to be a Company with Integrity and Reliability

NSSMC will strive to be a trusted company in society by taking the following measures.

(1)	The company will continue to practice its Corporate Philosophy* and strive to further contribute to society.

(2)	It will comply with laws, regulations, and rules and implement appropriate measures for risk management in environment, safety, and disaster prevention. In particular, bearing in mind the Nagoya Works’ accidents of last year, the company will continue to make concerted efforts in measures to prevent accidents.

*	NSSMC’s Corporate Philosophy: “Nippon Steel & Sumitomo Metal Corporation Group will pursue world-leading technologies and manufacturing capabilities, and contribute to society by providing excellent products and services.”

5.	Accelerating towards Becoming the “Best Steelmaker with World-Leading Capabilities”

(1)	Through implementation of the measures outlined above, NSSMC will aim to strengthen its competitive base (steel production of 50 million tons) in Japan and secure increased profits and competitiveness in its overseas businesses (overseas sales volume growth of 20% compared to that of fiscal 2014). In so doing, NSSMC aims to achieve in the medium- to long-term an increase in cash flows and growth in profitability, with the targeted return on sales (ROS) of 10% or more and return on equity (ROE) of 10% or more.

(2)	After incorporating such investments for growth, NSSMC aims to achieve a debt-to-equity ratio of around 0.5, which is equivalent to the average level of an international “A” rating status, by the end of fiscal 2017 and attain robust financial position.

(3)	Regarding return to shareholders the company will raise its targeted payout ratio from the present base of “approximately 20%” to “around 20-30%” on a consolidated basis (applying from the end of the first half of fiscal 2015).

(4)	By taking those measures, the company will endeavor to become the “best steelmaker with world-leading capabilities.”

2017 Mid-Term Management Plan targets

	Targets for fiscal 2017	(Reference) Forecasts for fiscal 2014
Return on sales (ROS)	10% or more	7.3%
Return on equity (ROE)	10% or more	About 6-7%
Debt Equity ratio (D/E ratio)	About 0.5	About 0.7

(2)	Capital Procurement

In fiscal 2014, there was no significant capital procurement through capital increase or issuance of bonds.

(3)	Plant and Equipment Investments

Classification	Title
Major plant and equipment completed during fiscal year 2014	Renovation of No. 4 blast furnace at the Yawata Works
Major ongoing plant and equipment investment during fiscal year 2014	Renovation and expansion of No. 2 blast furnace and steelmaking equipment (Nippon Steel & Sumikin Koutetsu Wakayama Corporation)

(Note)

Nippon Steel & Sumikin Koutetsu Wakayama Corporation started the operation of steelmaking equipment in fiscal 2012.

(4)	Transfer of Business

In fiscal 2014, there were no significant business transfer and others.

(5)	Changes in Assets and Profits/Losses

Classification	Fiscal Term	87th Term	88th Term	89th Term	90th Term (fiscal year 2014)
Crude steel production (million tons)		32.44	39.50	48.16	47.32
Net sales (billions of yen) (Overseas sales shown in brackets)		4,090.9 [1,341.7]	4,389.9 [1,592.9]	5,516.1 [2,192.8]	5,610.0 [2,292.4]
Ordinary profit (billions of yen)		143.0	76.9	361.0	451.7
Net income (billions of yen)		58.4	(124.5)	242.7	214.2
Total assets (billions of yen)		4,924.7	7,089.4	7,082.2	7,157.9
Net assets (billions of yen)		2,347.3	2,938.2	3,237.9	3,547.0
Net income per share		9.29 yen	(16.23)yen	26.67 yen	23.48 yen
Net assets per share		290.77 yen	263.81 yen	294.10 yen	326.30 yen
Dividends per share (Interim dividends shown in brackets)		2.50 yen [1.50 yen]	1.00 yen [— ]	5.00 yen [2.00 yen]	5.50 yen [2.00 yen]	*
Ratio of cash dividends to net income: consolidated (%)		26.9	—	18.7	23.4	*
Ratio of cash dividends to net income: non-consolidated (%)		80.4	—	25.6	29.5	*

Notes:

(1)	Figures for crude steel production include, in addition to the Company’s production, production amounts of Nippon Steel & Sumikin Koutetsu Wakayama Corporation, Osaka Steel Co., Ltd., Nippon Steel & Sumikin Stainless Steel Corporation, Nippon Steel & Sumikin Shapes Corporation, Tokai Special Steel Co., Ltd., and Oji Steel Co., Ltd., which all are subsidiaries of the Company. Figures for crude steel production for the 89th Term or before include production amounts of Shin-Hokkai Steel Co., Ltd., which dissolved on March 31, 2014.
(2)	Figures for the 88th Term represent the aggregate amounts of the first-half results (April 1, 2012 to September 30, 2012) of Nippon Steel Corporation for the 88th Term (fiscal year 2012) and the second-half results (October 1, 2012 to March 31, 2013) of NSSMC.
(3)	The ratio of cash dividends to net income for the 88th Term (fiscal year 2012) are not available (denoted “-”) as the year posted a net loss.
(4)	The figures with asterisks (*) are values on the assumption that the proposal on appropriation of surplus for the 90th Term is approved at the 91st General Meeting of Shareholders.

(6)	Major Business Operations (as of March 31, 2015)

Business Segment	Main Products
Steelmaking and Steel Fabrication	Steel Materials	Bars and shapes	Billets, rails, sheet piles, H-beams, other shapes bars, bars, bars-in-coils, wire rods, special wire rods
Flat-rolled products

Heavy plates, medium plates, hot-rolled sheets, cold-rolled sheets, tinplates, tin-free steel, hot-dipped galvanized sheets, other metallic coated sheets, pre-coated sheets, cold-rolled electrical sheets

		Pipe and tubes	Seamless, butt-welded, electric resistance-welded, electric-arc welded, cold-drawn, coated pipes and tubes, coated steel pipes
		Railway/automotive/machinery parts	Parts for railway vehicles, die-forged products, forged aluminum wheels, retarders, ring-rolled products, forged steel products
		Specialty steel	Stainless steel, machine structural carbon steel, structural alloy steel, spring steel, bearing steel, heat-resistant steel, free-cutting steel, piano wire rods, high tensile strength steel
Secondary steel products

Steel segments, NS-BOX, metro deck, PANZERMAST, vibration-damping sheets and plates, structural steel sheet members, columns, welding materials, drums, bolts/nuts/washers, wire products, OCTG accessories, building and civil engineering materials

	Pig iron, steel ingots and others		Steelmaking pig iron, foundry pig iron, steel ingots, iron and steel slag products, cement, foundry coke

Businesses incidental to Steelmaking and Steel Fabrication

Design/maintenance/installation of machines/electrical equipment/measurement apparatuses, marine transport, port/harbor transport, land transport, loading/unloading, warehousing, packaging, material testing/analysis, measurement of working environments, surveys on technical information, operation and management of facilities, security services, services related to payment of raw materials, iron-and steelmaking plant construction engineering, operating assistance, steelmaking know-how provision, rolls

	Others		Rolled titanium products, power supply, real estate, services and others

Engineering and Construction	Iron and steelmaking plants, industrial machinery and equipment, industrial furnaces, resources recycling and environment restoration solutions, environmental plants, waterworks, energy facilities and plants, chemical plants, storage tanks, on-land and offshore pipelines laying works, energy-related solutions, offshore structure fabrication/construction, civil engineering work, bridge fabrication/erection, pipe piling work, building construction, steel-structure construction, trusses, standardized buildings products, base-isolation and vibration-control devices

Business Segment	Main Products

Chemicals	Pitch coke, pitch, naphthalene, phthalic anhydride, carbon black, styrene monomer, bisphenol A, styrene resin, epoxy resin, adhesive-free copper-clad laminated sheet for flexible printed circuit boards, liquid crystal display materials, organic EL materials, UV/thermosetting resins

New Materials	Rolled metallic foils, semiconductor bonding wire and microballs, fillers for semiconductor encapsulation materials, carbon-fiber composite products, metal catalyst carriers for cleaning automotive emissions

System Solutions	Computer systems engineering and consulting services

(7)	Major Plants, Research Laboratories, Head Office, Office, Marketing Branches and Overseas Offices (as of March 31, 2015)

Plants	Kashima Works (Kashima), Kimitsu Works (Kimitsu / Itabashi-ku, Tokyo), Nagoya Works (Tokai), Wakayama Works (Wakayama / Kainan / Sakai), Hirohata Works (Himeji), Yawata Works (Kitakyushu), Oita Works (Oita, Hikari), Muroran Works (Muroran), Kamaishi Works (Kamaishi), Amagasaki Works (Amagasaki), Osaka Steel Works (Osaka), Naoetsu Works (Joetsu)

Research Laboratories

Steel Research Laboratories, Advanced Technology Research Laboratories, Process Research Laboratory (Located in Futtsu, Amagasaki, Kamisu)

R&D laboratories (Located within Steelworks of Muroran, Kashima, Kimitsu, Nagoya, Hirohata, Yawata, Oita)

Head Office, Office and Marketing Branches

Head Office (Chiyoda-ku, Tokyo)

Osaka Office (Osaka)

Hokkaido Marketing Branch (Sapporo), Tohoku Marketing Branch (Sendai), Niigata Marketing Branch (Niigata), Hokuriku Marketing Branch (Toyama), Ibaraki Marketing Branch (Mito), Nagoya Marketing Branch (Nagoya / Tokai), Chugoku Marketing Branch (Hiroshima), Shikoku Marketing Branch (Takamatsu), Kyushu Marketing Branch (Fukuoka)

Overseas Offices

Nippon Steel & Sumitomo Metal European Office (Germany),

Nippon Steel & Sumitomo Metal Dubai Office (UAE),

NIPPON STEEL & SUMITOMO METAL Consulting (Beijing) Co., Ltd. (Beijing, Shanghai, Guangzhou)

NIPPON STEEL & SUMITOMO METAL U.S.A., INC. (USA),

NIPPON STEEL & SUMITOMO METAL Empreendimentos Siderurgicos Ltda. (Brazil),

NIPPON STEEL & SUMITOMO METAL Australia Pty. Limited (Australia),

PT. NIPPON STEEL AND SUMITOMO METAL INDONESIA (Indonesia)

NIPPON STEEL & SUMITOMO METAL Southeast Asia Pte. Ltd. (Singapore),

NIPPON STEEL & SUMITOMO METAL (Thailand) Co., Ltd. (Thailand),

NIPPON STEEL & SUMITOMO METAL India Private Limited (India)

(Notes)

(1)	Overseas Offices include local subsidiaries.
(2)	See “(9) Principal Subsidiaries and Affiliates” for a listing of major subsidiaries and their locations.

(8)	Employment Data (as of March 31, 2015)

NSSMC Group

Business Segment	Number of employees
Steelmaking and Steel Fabrication	70,621 [14,420	]
Engineering and Construction	5,282 [830	]
Chemicals	1,843 [173	]
New Materials	1,330 [235	]
System Solutions	5,371 [84	]
Total	84,447 [15,742	]

(Notes)

(1)	Number of employees does not include Group employees on loan outside the group. It does include employees on loan to the Group from outside the group.
(2)	Temporary workers are not included. Numbers of temporary workers (average number of temporary workers employed during fiscal year 2014) are shown in brackets.

NSSMC

Number of employees	Average age	Average number of years employed
23,775 [4,014] employees	39.3 years old	17.8 years

(Notes)

(1)	Number of employees does not include employees on loan from NSSMC to other companies. It does include employees on loan to NSSMC from outside the company.
(2)	Temporary workers are not included. Number of temporary workers (average number of temporary workers employed during fiscal year 2014) is shown in brackets.
(3)	Employees on loan are not included when calculating the average age and average number of years employed.

(9)	Principal Subsidiaries and Affiliates (as of March 31, 2015)

Steelmaking and Steel Fabrication

Company (Location of head office)	Paid-in capital	Voting rights	Business content
	Million yen	%
[Subsidiaries]
East Asia United Steel Corporation (Chiyoda-ku, Tokyo)	17,217	64.6	Holding company of Nippon Steel & Sumikin Koutetsu Wakayama Corporation
Nippon Steel & Sumikin Koutetsu Wakayama Corporation (Wakayama)	17,217	*100.0	Makes and markets semi-finished steel products
Nippon Steel & Sumikin Coated Sheet Corporation (Chuo-ku, Tokyo)	12,588	100.0	Makes and markets galvanized sheets, prepainted galvanized sheets, coated sheets, and construction materials
Osaka Steel Co., Ltd. (Osaka)	8,769	*60.9	Makes and markets shapes, bars, and billets
Nippon Steel & Sumikin Metal Products Co., Ltd. (Koto-ku, Tokyo)	5,912	100.0	Makes and markets structural materials for buildings and civil engineering work, prepainted galvanized sheets and steelmaking fluxes, and CC powders
Nippon Steel & Sumikin Pipe Co., Ltd. (Chiyoda-ku, Tokyo)	5,831	100.0	Makes, coats and markets steel pipes and tubes
Nippon Steel & Sumikin Texeng Co., Ltd. (Chiyoda-ku, Tokyo)	5,468	*72.3	Conducts engineering, maintenance, and operations relating to machinery, electrical instrumentation, systems, and construction for steel-production and other facilities
Nippon Steel & Sumikin Stainless Steel Corporation (Chiyoda-ku, Tokyo)	5,000	100.0	Makes and markets stainless steel
Nippon Steel & Sumikin Logistics Co., Ltd. (Chuo-ku, Tokyo)	4,000	100.0	Undertakes ocean and land transportation and warehousing
Suzuki Metal Industry Co., Ltd. (Chiyoda-ku, Tokyo)	3,634	65.5	Makes and markets wire products
Geostr Corporation (Bunkyo-ku, Tokyo)	3,352	*42.0	Makes and markets concrete and metal products for civil engineering and building construction work
Nippon Steel & Sumikin Shapes Corporation (Wakayama)	3,000	100.0	Makes and markets H-beams and sheet piles
Nippon Steel and Sumikin Welding Co., Ltd. (Koto-ku, Tokyo)	2,100	100.0	Makes and markets welding materials and apparatuses
Nippon Steel & Sumikin Drum Co., Ltd. (Koto-ku, Tokyo)	1,654	100.0	Makes and markets drums
Nippon Steel & Sumikin Blast Furnace Slag Cement Co., Ltd. (Kitakyushu)	1,500	100.0	Makes and markets cement and steelmaking slag and calcined lime products
Nippon Steel & Sumikin Cement Co., Ltd. (Muroran)	1,500	85.0	Makes and markets cement
Nippon Steel & Sumikin Finance Co., Ltd. (Chiyoda-ku, Tokyo)	1,000	100.0	Engages in financing and lending operations
Nippon Steel & Sumikin Stainless Steel Pipe Co., Ltd. (Koga)	916	100.0	Makes and markets stainless-steel pipes
Nippon Steel & Sumikin Steel Wire Co., Ltd. (Seki)	897	51.0	Makes and markets secondary products using bars and wire rods

Company (Location of head office)	Paid-in capital		Voting rights	Business content
Nippon Steel & Sumikin Bolten Corporation (Osaka)		550	85.0	Makes and markets high-tension bolts, etc.
Nippon Steel & Sumikin Eco-Tech Corporation (Chuo-ku, Tokyo)		500	*84.2	Designs, builds, operates, maintains, and manages water-treatment and other systems; designs civil-engineering projects; and performs environmental and chemical analysis
NS Preferred Capital Limited (British Cayman Islands)		300,000	100.0	Issues of preferred securities
NIPPON STEEL AND SUMIKIN TUBOS DO BRASIL LTDA. (Rio de Janeiro, Brazil)	R$	2,002 million	*100.0	Markets seamless steel pipe
The Siam United Steel (1995) Co., Ltd. (Rayong State, Thailand)	THB	9,000 million	67.0	Makes and markets cold-rolled sheets
National Pipe Company Limited (Eastern Province, Saudi Arabia)	SAR	200 million	*51.0	Makes and markets primarily steel line pipes
Standard Steel, LLC (Pennsylvania, U.S.A.)	US$	47 million	*100.0	Makes and markets railway wheels and axles
NIPPON STEEL & SUMITOMO METAL U.S.A., Inc. (New York, U.S.A.)	US$	40 million	100.0	Invests mainly in U.S. companies and gathers information
PT. PELAT TIMAH NUSANTARA TBK. (Jakarta, Indonesia)	US$	26 million	35.0	Makes and markets tinplate
NIPPON STEEL & SUMITOMO METAL (Thailand) Co., Ltd. (Bangkok, Thailand)	THB	718 million	100.0	Gathers information in Asian region focusing on Thailand
NIPPON STEEL & SUMIKIN Steel Processing (Thailand) Co., Ltd. (Rayong State, Thailand)	THB	571 million	*66.5	Makes and markets cold-heading wire and cold-finished bars
WESTERN TUBE & CONDUIT CORPORATION (California, U.S.A.)	US$	17 million	*96.7	Makes and markets welded pipe for conduit, fence, and other types of pipe
NIPPON STEEL & SUMITOMO METAL Australia Pty. Limited (New South Wales, Australia)	A$	21 million	100.0	Participates in mine development in Australia and gathers information

Company (Location of head office)	Paid-in capital		Voting rights	Business content
	Million yen		%
[Affiliates]
Godo Steel, Ltd. (Osaka)		34,896	*15.1	Makes and markets shapes, rails, bars, billets and wires
Topy Industries Ltd. (Shinagawa-ku, Tokyo)		20,983	*20.1	Makes and markets shapes, bars, and industrial machine parts
Sanyo Special Steel Co., Ltd. (Himeji)		20,182	*14.7	Makes and markets special steel products
Kyoei Steel Ltd. (Osaka)		18,515	25.8	Makes and markets shapes, steel bars, and billets; processes and markets steel
Nippon Steel & Sumikin Bussan Corporation (Minato-ku, Tokyo)		12,335	*36.5	Markets, imports, and exports steel, textiles, foods, and other products
Nippon Denko Co., Ltd. (Chuo-ku, Tokyo)		11,026	*20.9	Makes and markets ferroalloys, advanced materials, industrial chemical products, environmental recycling systems, etc.
Nichia Steel Works, Ltd. (Amagasaki)		10,720	22.6	Makes and markets bolts, wire products and prepainted galvanized sheets
Sumitomo Precision Products Co., Ltd. (Amagasaki)		10,311	*40.6	Makes and markets aerospace hydraulics, heat exchangers, and industrial environmental apparatuses
NS United Kaiun Kaisha, Ltd. (Chiyoda-ku, Tokyo)		10,300	34.0	Undertakes ocean transportation
Osaka Titanium technologies Co., Ltd. (Amagasaki)		8,739	23.9	Makes and markets metal titanium, polysilicon, high-functioning materials developed from titanium and silicon for new applications
Nippon Coke & Engineering Company Limited (Koto-ku, Tokyo)		7,000	21.7	Markets coal; makes and markets coke
Japan Casting & Forging Corporation (Kitakyushu)		6,000	42.0	Makes and markets casting, forgings, ingots and billets
Krosaki Harima Corporation (Kitakyushu)		5,537	*42.9	Makes, markets and constructs refractories
Sanko Metal Industrial Co., Ltd. (Minato-ku, Tokyo)		1,980	*16.0	Makes, processes, installs and sells metal roofs and building materials
Sanyu Co., Ltd. (Hirakata)		1,513	*34.5	Makes and markets cold-finished bars and cold-heading wire
Usinas Siderúrgicas de Minas Gerais S.A.-USIMINAS (Estado do Minas Gerais, Brazil)	R$	12,150 million	*29.2	Makes and markets steel products
VALLOUREC & SUMITOMO TUBOS DO BRASIL LTDA. (Estado do Minas Gerais, Brazil)	R$	5,376 million	*40.4	Makes seamless steel pipe
Baosteel-NSC Automotive Steel Sheets Co., Ltd. (Shanghai, China)	RMB	3,000 million	50.0	Makes and markets automotive steel sheets
UNIGAL Ltda. (Estado do Minas Gerais, Brazil)	R$	584 million	*30.0	Makes galvanized sheets
Companhia Nipo-Brasileira De Pelotizacao (Estado do Espírito Santo, Brazil)	R$	432 million	*31.4	Makes and markets pellets
Guangzhou Pacific Tinplate Co., Ltd. (Guangzhou, China)	US$	36 million	25.0	Makes and markets tinplate

Engineering and Construction

Company (Location of head office)	Paid-in capital	Voting rights	Business content
	Million yen	%
[Subsidiaries]
Nippon Steel & Sumikin Engineering Co., Ltd. (Shinagawa-ku, Tokyo)	15,000	100.0	Makes and markets industrial machinery and equipment and steel structures; undertakes civil engineering and building constructions work; waste and regeneration treatment business; electricity, gas, and heat supply business

Chemicals

Company (Location of head office)	Paid-in capital	Voting rights	Business content
	Million yen	%
[Subsidiaries]
Nippon Steel & Sumikin Chemical Co., Ltd. (Chiyoda-ku, Tokyo)	5,000	100.0	Makes and markets coal chemicals, petrochemicals and electronic materials

New Materials

Company (Location of head office)	Paid-in capital	Voting rights	Business content
	Million yen	%
[Subsidiaries]
Nippon Steel & Sumikin Materials Co., Ltd. (Chuo-ku, Tokyo)	3,000	100.0	Makes and markets semiconductor components and materials, electronic components and materials, carbon-fiber composite products, and metal-processed products.

System Solutions

Company (Location of head office)	Paid-in capital	Voting rights	Business content
	Million yen	%
[Subsidiaries]
NS Solutions Corporation (Chuo-ku, Tokyo)	12,952	54.7	Provides engineering and consulting services pertaining to computer systems

Others

Company (Location of head office)	Paid-in capital	Voting rights	Business content
	Million yen	%
[Affiliates]
Sumco Corporation (Minato-ku, Tokyo)	136,607	27.8	Makes and markets silicon wafers for semiconductors

(Notes)

(1)	Figures with asterisks (*) include shares held by subsidiaries
(2)	The percentage of the Company’s ownership of Geostr Corporation and PT. PELAT TIMAH NUSANTARA TBK. is 50% or less. However, in light of the standards provided in the Regulations Concerning Financial Statements, the Company regards them as its subsidiaries.
(3)	The percentage of the Company’s ownership of Godo Steel, Ltd., Sanyo Special Steel Co., Ltd. and Sanko Metal Industrial Co., Ltd. are below 20%. However, in light of the standards provided in the Regulations Concerning Financial Statements, the Company regards them as its affiliates.
(4)	Nippon Steel & Sumikin Texeng Co., Ltd. is scheduled to conduct a share exchange with the Company on August 1, 2015, to become its wholly owned subsidiary.
(5)	Suzuki Metal Industry Co., Ltd. is scheduled to conduct a share exchange with the Company on September 1, 2015, to become its wholly owned subsidiary.
(6)	As for Sumco Corporation, as a result primarily of a scheduled capital increase through public offering it decided to conduct on April 2, 2015, as well as partial sale of its common stocks held by the Company, its common stock is expected to reach around 137,245 million yen while the Company’s share of ownership therein is expected to decline to around 18.8%.

(10)	Major Lenders (as of March 31, 2015)

Lender	Funds borrowed (Billions of yen)
Sumitomo Mitsui Banking Corporation	196.7
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	176.1
Mizuho Bank, Ltd.	175.4
Sumitomo Mitsui Trust Bank, Limited	115.8
Meiji Yasuda Life Insurance Company	115.0

(11)	Surplus Distribution Policy

1) Dividends

NSSMC’s basic profit distribution policy is to pay dividends from distributable funds at the end of the first half (interim) and second half (year-end) of the fiscal year after taking into account consolidated operating results and such factors as capital requirements for investment and other activities aimed at raising corporate value and performance prospects while also considering the financial structure of the Company on a consolidated and a non-consolidated basis.

The Company has adopted a “consolidated payout ratio target of approximately 20%” as the benchmark for the payment of dividends from distributable funds in consideration of the consolidated operating results up to the end of fiscal 2014. As part of our ongoing effort to provide ample profit return to our shareholders, we are raising the benchmark to the “consolidated payout ratio target of around 20%-30%” for the payment of dividends from the end of the first half of fiscal 2015.

The level of the first half dividend is set based on consideration of the interim operating results and full-year earnings forecasts.

As in the past, the year-end dividend payment will be made according to the resolution of the General Meeting of Shareholders, and any other form of distribution and appropriation of surplus (including the interim dividend) will be made according to the resolution of the Meeting of the Board of Directors as provided in Article 36 of the Articles of Incorporation and with the aim of securing flexibility in financial operations.

2) Acquisition of treasury stocks

The Company will acquire treasury stocks according to the resolution of the Meeting of the Board of Directors, as provided by Article 36 of the Articles of Incorporation and with the aim of securing flexibility in financial operations. At the Meeting of the Board of Directors, the acquisition of treasury stocks will be comprehensively determined after examining the needs of flexible financial operations management and after studying the effect of such an acquisition on the Company’s financial structure.

(12)	Others

In April 2012, the Company filed a civil lawsuit against POSCO, Korean steel company and its Japanese subsidiary POSCO JAPAN Co. Ltd. (collectively, “POSCO, etc.”) as defendants in the Tokyo District Court in relation to the Company’s technology regarding Grain Oriented Electrical Steel Sheets (“GOES”). In this lawsuit, the Company seeks compensation for damages and an injunction against the manufacture, sales, etc. of GOES by POSCO, etc. under the Unfair Competition Prevention Act, etc., based on illicitly acquiring and using the Company’s trade secrets, etc. The Company has also filed a civil lawsuit against its former employee, claiming that he was involved in the above illicit acquisition and use, etc. of the trade secret by POSCO, etc., seeking compensation for damages, etc. under the Unfair Competition Prevention Act, etc.

Additionally, in April 2012, the Company filed a civil lawsuit in the United States against POSCO and its local subsidiary POSCO America Corporation, for infringement of certain of the Company’s US patents, seeking damages as well as an injunction against their continued infringement of the Company’s US patents.

Meanwhile, in July 2012, POSCO filed a civil lawsuit against the Company in South Korea’s Daegu District Court seeking for declaratory judgment by the Court that POSCO owes no compensation damages to the Company for infringement of the Company’s trade secrets, and that the Company has no rights of claims for the prohibition or prevention of infringement of the Company’s trade secrets.

At the Meeting of the Board of Directors held on April 28, 2015, the Company resolved to carry out each of the following two share exchanges; one effective on August 1, 2015, scheduled to make the Company the wholly owning parent while Nippon Steel & Sumikin Texeng Co., Ltd. a wholly owned subsidiary, and the other effective on September 1, 2015, scheduled to make the Company the wholly owning parent while Suzuki Metal Industry Co., Ltd. a wholly owned subsidiary.

2.	Shares and Subscription Right for New Shares

(1)	Overview of Shares (as of March 31, 2015)

1) Total number of shares authorized to be issued	20,000,000,000 shares
2) Total number of shares issued	9,503,214,022 shares (including 362,659,286 treasury stocks)
3) Number of shareholders	517,918
4) Top 10 shareholders

Name of shareholder	Shares held (Thousand shares)	Percentage of ownership (%)
Japan Trustee Services Bank, Ltd. (Trust Account)	391,189	4.3
The Master Trust Bank of Japan, Ltd. (Trust Account)	311,468	3.4
Nippon Life Insurance Company	245,182	2.7
Sumitomo Corporation	182,690	2.0
Mizuho Bank, Ltd.	162,600	1.8
Sumitomo Mitsui Banking Corporation	146,470	1.6
Meiji Yasuda Life Insurance Company	138,977	1.5
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	136,356	1.5
THE BANK OF NEW YORK MELLON SA/NV 10	122,706	1.3
STATE STREET BANK WEST CLIENT – TREATY 505234	103,887	1.1

(Notes)

(1)	The percentage of ownership is calculated based on the total number of shares issued excluding treasury stocks.
(2)	Mizuho Bank, Ltd. holds a further 22,350 thousand shares of the Company (0.2% ownership) other than those above, as a retirement benefit trust.
(3)	Sumitomo Mitsui Banking Corporation holds a further 66,381 thousand shares of the Company (0.7% ownership) other than those above, as a retirement benefit trust.

(2)	Other Important Matters about Shares

NSSMC resolved to approve a partial amendment to the Articles of Incorporation associated with change of the number of shares in a unit of shares of the Company (from 1,000 shares to 100 shares) at the Meeting of the Board of Directors held on April 28, 2015 and to submit a request for approval of a share consolidation, in which 10 shares shall be consolidated into one share and total number of authorized shares shall be reduced from 20 billion shares to 2 billion shares, to the General Meeting of Shareholders scheduled to be held on June 24, 2015. Subject to approval of the share consolidation at the General Meeting of Shareholders, the partial amendment to the Articles of Incorporation, share consolidation and the change in the total number of authorized shares will be enforced on October 1, 2015.

(3)	Subscription Right for New Shares (as of March 31, 2015)

No matters to be reported during this period.

3.	Members of the Board of Directors and Audit & Supervisory Board Members
(1)	Executive Officers as of March 31, 2015

Title and name	Responsibilities/positions and material concurrent positions

Representative Director and Chairman
Shoji Muneoka

Representative Director and Vice Chairman
Hiroshi Tomono	Material concurrent positions Vice Chairman, Nippon Keidanren (Japan Business Federation) Chairman of the Board, Tekkogakuen Educational Institution

Representative Director and President
Kosei Shindo	Material concurrent positions Vice Chairman, The Japan Iron and Steel Federation

Representative Directors and Executive Vice Presidents
Shinya Higuchi

Marketing Administration & Planning; Global Marketing Administration & Planning; Transportation & Logistics; Project Development; Machinery & Materials Procurement; Steel Products Units; Shanghai-Baoshan Cold-rolled & Coated Sheet Products Project; India Continuous Annealing and Processing Line Project; Office and Marketing Branches

Cooperating with Executive Vice President K. Ota on Usiminas Project Cooperating with Executive Vice President S. Sakuma on Overseas Offices (including Corporate Entities)

Material concurrent positions

Chairman, Baosteel-NSC Automotive Steel Sheets Co., Ltd.

Chairman, the Japan Titanium Society

Katsuhiko Ota

Corporate Planning; Overseas Business Development, Group companies Planning; Accounting & Finance; Raw Materials; Usiminas Project

Material concurrent positions

President, East Asia United Steel Corporation

Chairman, The Japan Ferrous Raw Materials Association

Akihiro Miyasaka	Head of Bureau, Technical Research & Development Bureau Material concurrent positions President, The Japan Research and Development Center for Metals

Kinya Yanagawa

Intellectual Property; Safety; Plant Safety; Technical Administration & Planning; Quality Management; Plant Engineering and Facility Management; Ironmaking Technology; Steelmaking Technology; Energy Technology; Slag & Cement Cooperating with Executive Vice President S. Sakuma on Environmental Management

Cooperating with Executive Vice President S. Higuchi on Steel Products Units

Cooperating with Executive Vice President K. Ota on Usiminas Project

Material concurrent positions

Vice President, The Iron and Steel Institute of Japan

Soichiro Sakuma

General Administration; Legal; Internal Control & Audit; Business Process Innovation; Human Resources; Environmental Management; Overseas Offices (including Corporate Entities)

Cooperating with Executive Vice President K. Ota on Usiminas Project

Material concurrent positions

Chairman, Nippon Steel & Sumitomo Metal Arts Foundation

Title and name	Responsibilities/positions and material concurrent positions
Managing Directors
Yasumitsu Saeki

Head of Unit, Flat Products Unit; Project Leader, Shanghai-Baoshan Cold-rolled & Coated Sheet Products Project; Project Leader, India Continuous Annealing and Processing Line Project

Marketing Administration & Planning; Global Marketing Administration & Planning; Transportation & Logistics

Material concurrent positions

Director, Nippon Steel & Sumikin Coated Sheet Corporation

Director, Nippon Steel & Sumikin Metal Products Co., Ltd.

Director, Baosteel-NSC Automotive Steel Sheets Co., Ltd.

Shinji Morinobu	Head of Unit, Railway, Automotive & Machinery Parts Unit

Shinji Fujino	Head of Works, Nagoya Works

Ritsuya Iwai	Head of Unit, Pipe & Tube Unit

Directors (Outside Directors)
Mutsutake Otsuka

Executive Advisor to the Board of East Japan Railway Company

Material concurrent positions

Outside Audit & Supervisory Board Member, Electric Power Development Co., Ltd.

Outside Director, JX Holdings, Inc.

Vice Chairman, Nippon Keidanren (Japan Business Federation)

Ichiro Fujisaki	Distinguished Professor of Sophia University Material concurrent positions Outside Director, ITOCHU Corporation President, The America-Japan Society, Inc.

Senior Audit & Supervisory Board Member
Toshihide Tanabe

Audit & Supervisory Board Members
Hirotomo Suetsugu
Hirohiko Minato

Audit & Supervisory Board Members (Outside Audit & Supervisory Board Members)
Hirotake Abe

Certified public accountant, Certified Public Accountant Hirotake Abe Office

Material concurrent positions

Outside Audit & Supervisory Board Member, CONEXIO Corporation

Outside Audit & Supervisory Board Member, Honda Motor Co., Ltd.

Katsunori Nagayasu	Chairman, The Bank of Tokyo-Mitsubishi UFJ, Ltd. Material concurrent positions Outside Director, Isetan Mitsukoshi Holdings Ltd. Outside Audit & Supervisory Board Member, MITSUBISHI MOTORS CORPORATION

Hiroshi Obayashi

Attorney, Obayashi Law Office

Material concurrent positions

Outside Audit & Supervisory Board Member, Daiwa Securities Co. Ltd.

Outside Director, Mitsubishi Electric Corporation

Outside Audit & Supervisory Board Member, Japan Tobacco Inc.

Jiro Makino	Vice Chairman, The General Insurance Association of Japan

(Notes)

(1)	Representative Director and Vice Chairman Hiroshi Tomono served as Chairman, the Japan Iron and Steel Federation until May 30, 2014.
(2)	Representative Director and President Kosei Shindo served as Chairman, Nippon Steel & Sumitomo Metal Arts Foundation until June 26, 2014.
(3)	Representative Director and Executive Vice President Katsuhiko Ota served as Director, Japan Casting & Forging Corporation until June 26, 2014.

(4)	Representative Director and Executive Vice President Akihiro Miyasaka served as President, the Iron and Steel Institute of Japan until April 24, 2014.
(5)	Managing Director Yasumitsu Saeki served as Director, The Siam United Steel (1995) Company Limited until April 21, 2014.
(6)	Managing Director Ritsuya Iwai served as Outside Director, Nippon Steel & Sumikin Stainless Steel Pipe Co., Ltd. until June 26, 2014.
(7)	Outside Audit & Supervisory Board Member Hirotake Abe is a certified public accountant with substantial knowledge of finance and accounting.
(8)	Outside Director Mutsutake Otsuka also holds a post at East Japan Railway Company, with which the Company has business relations concerning steel products trading, etc.
(9)	Outside Audit & Supervisory Board Member Hirotake Abe also holds a post at Honda Motor Co., Ltd., with which the Company has business relations concerning steel products trading, etc.
(10)	Outside Audit & Supervisory Board Member Katsunori Nagayasu also holds a post at The Bank of Tokyo-Mitsubishi UFJ, Ltd., with which the Company has business relations concerning loans, etc. In addition, he holds a post at MITSUBISHI MOTORS CORPORATION, with which the Company has business relations concerning steel products trading, etc.
(11)	Outside Audit & Supervisory Board Member Hiroshi Obayashi also holds a post at Mitsubishi Electric Corporation, with which the Company has business relations concerning steel products trading, etc.
(12)	The Company filed the two Outside Directors – Mutsutake Otsuka and Ichiro Fujisaki and four Outside Audit & Supervisory Board Members – Hirotake Abe, Katsunori Nagayasu, Hiroshi Obayashi and Jiro Makino, as its “independent directors/auditors” with each financial exchange in Japan. All six were accepted.

(2)	Members of the Officers Resigned during this Fiscal Year

At the conclusion of the 90th General Meeting of Shareholders held June 25, 2014, Mr. Toshiro Mutoh resigned from the position of Audit & Supervisory Board Member (Outside Audit & Supervisory Board Member).

(3)	Executive Officers after April 1, 2015

Title and name	Responsibilities/positions
Representative Director and Chairman
Shoji Muneoka

Representative Director and President
Kosei Shindo

Representative Directors and Executive Vice Presidents
Shinya Higuchi

Marketing Administration & Planning; Transportation & Logistics; Project Development; Machinery & Materials Procurement; Steel Products Units; Shanghai-Baoshan Cold-rolled & Coated Sheet Products Project; India Continuous Annealing and Processing Line Project; Office and Marketing Branches

Cooperating with Executive Vice President K. Ota on Usiminas Project

Cooperating with Executive Vice President S. Sakuma on Overseas Offices (including Corporate Entities)

Katsuhiko Ota	Corporate Planning; Overseas Business Development, Group Companies Planning; Accounting & Finance; Raw Materials; Usiminas Project

Akihiro Miyasaka	Head of Bureau, Technical Research & Development Bureau

Kinya Yanagawa

Intellectual Property; Safety; Plant Safety; Technical Administration & Planning; Quality Management; Plant Engineering and Facility Management; Ironmaking Technology; Steelmaking Technology; Energy Technology; Slag & Cement

Cooperating with Executive Vice President S. Sakuma on Environmental Management

Cooperating with Executive Vice President K. Ota on Usiminas Project

Soichiro Sakuma

General Administration; Legal; Internal Control & Audit; Business Process Innovation; Human Resources; Environmental Management; Overseas Offices (including Corporate Entities)

Cooperating with Executive Vice President K. Ota on Usiminas Project

Managing Directors
Yasumitsu Saeki	Head of Unit, Flat Products Unit; Project Leader, Shanghai-Baoshan Cold-rolled & Coated Sheet Products Project; Project Leader, India Continuous Annealing and Processing Line Project; Marketing Administration & Planning; Transportation & Logistics

Shinji Morinobu	Head of Office, Osaka Office

Shinji Fujino	Head of Works, Nagoya Works

Ritsuya Iwai	Head of Unit, Pipe & Tube Unit

Director
Hiroshi Tomono	Senior Advisor

Directors (Outside Directors)
Mutsutake Otsuka	Executive Advisor to the Board of East Japan Railway Company

Ichiro Fujisaki	Distinguished Professor of Sophia University

Title and name	Responsibilities/positions
Senior Audit & Supervisory Board Member
Toshihide Tanabe

Audit & Supervisory Board Members
Hirotomo Suetsugu

Hirohiko Minato

Audit & Supervisory Board Members (Outside Audit & Supervisory Board Members)
Hirotake Abe	Certified public accountant, Certified Public Accountant Hirotake Abe Office
Katsunori Nagayasu	Chairman, The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Hiroshi Obayashi	Attorney, Obayashi Law Office
Jiro Makino	Vice Chairman, The General Insurance Association of Japan

(4)	Remuneration Paid to Directors and Audit & Supervisory Board Members

(Unit: yen)

Position	Number of recipients	Classification	Amount
Directors	16	Remuneration	1,033,427,000
Outside Directors	2	Remuneration	21,600,000
Audit & Supervisory Board Members	9	Remuneration	200,040,000
Outside Audit & Supervisory Board Members	6	Remuneration	57,600,000
Total	25	Remuneration	1,233,467,000

(Note)	The above number of recipients includes two Directors and two Outside Audit & Supervisory Board Members who resigned at the conclusion of the 90th General Meeting of Shareholders held on June 25, 2014.

(5)	Policies regarding Decision on the Amount of Remunerations for Directors and Audit & Supervisory Board Members

1) Description of policies

(i) Directors

The Company sets the amount of base remunerations for individual ranks that are deemed to measure up to each Director’s required skills and responsibilities. These base remunerations vary within a certain range based on the Company’s consolidated performance. The Company then allocates monthly remunerations for each Director within the limits approved by the General Meeting of Shareholders.

(ii) Audit & Supervisory Board Members

The Company allocates monthly remuneration for each Audit & Supervisory Board Member, within the limits approved by the General Meeting of Shareholders, taking into consideration the Audit & Supervisory Board Member’s duties depending on the rank and whether the Audit & Supervisory Board Members is full-time or part-time.

2) Methods for decision on policies

Policy on monthly remuneration to Directors is determined by resolution at the Meeting of the Board of Directors. Policy on monthly remuneration to Audit & Supervisory Board Members is determined in consultation with the Audit & Supervisory Board Members.

(6)	Outside Officers

1) Material concurrent positions held by outside officers

Such positions are shown on pages 22-24.

2) Activities of the outside officers

Position	Name	Main activities

Director	Mutsutake Otsuka	Mr. Otsuka attended 10 Board Meetings (out of 11 meetings held after his appointment). He has presented an extensive view based on his knowledge and experience as a business manager.

Director	Ichiro Fujisaki	Mr. Fujisaki attended 11 Board Meetings (out of 11 meetings held after his appointment). He has presented an extensive view based on his knowledge and experience concerning international affairs and economics, etc.

Audit & Supervisory Board Member	Hirotake Abe	Mr. Abe attended 14 Board Meetings (out of 14 meetings held during the term) and 17 Audit & Supervisory Board Members’ meetings (out of 17 meetings held during the term). He has conducted hearings on business conditions of each Division, as well as visits to our major steelworks, and presented an extensive view based on his knowledge and experience as a Certified public accountant possessing deep familiarity with corporate accounting.

Audit & Supervisory Board Member	Katsunori Nagayasu	Mr. Nagayasu attended 12 Board Meetings (out of 14 meetings held after his appointment) and 16 Audit & Supervisory Board Members’ meetings (out of 17 meetings held after his appointment). He has conducted hearings on business conditions of each Division, as well as visits to our major steelworks, and presented an extensive view based on his knowledge and experience as a business manager.

Audit & Supervisory Board Member	Hiroshi Obayashi	Mr. Obayashi attended 10 Board Meetings (out of 11 meetings held after his appointment) and 12 Audit & Supervisory Board Members’ meetings (out of 12 meetings held after his appointment). He has conducted hearings on business conditions of each Division, as well as visits to our major steelworks, and presented an extensive view based on his knowledge and experience as an attorney.

Audit & Supervisory Board Member	Jiro Makino	Mr. Makino attended 11 Board Meetings (out of 11 meetings held after his appointment) and 12 Audit & Supervisory Board Members’ meetings (out of 12 meetings held after his appointment). He has conducted hearings on business conditions of each Division, as well as visits to our major steelworks, and presented an extensive view based on his knowledge and experience concerning public and financial administrations, etc.

3) Liability limitation agreement

Concerning the liability prescribed in Article 423, Paragraph 1 of the Companies Act, the Company has concluded an agreement with each of the Outside Directors and Outside Audit & Supervisory Board Members that limits his liability to the greater of the amount stipulated in Article 425, Paragraph 1 of the Companies Act and twenty million (20,000,000) yen, as long as he is without knowledge and grossly negligent in performing his duties.

4) Total amount of remuneration, etc.

Total amount of remuneration, etc. paid to outside officers is as shown on page 26.

4.	Certain Matters concerning Accounting Auditor

(1) Name

KPMG AZSA LLC

(Note)	NIPPON STEEL & SUMITOMO METAL U.S.A., Inc. and some other subsidiaries of the Company are audited by audit firms other than the above-mentioned audit firm.

(2) Amount of Remunerations, etc. of Accounting Auditor

1) Amount of remunerations paid	131,000,000 yen
2) The amount of remunerations payable by the Company and its subsidiaries to accounting auditor for its audit certification services	830,887,701 yen
3) Total amount of cash and other financial benefit payable by the Company and its subsidiaries to accounting auditor	875,737,701 yen

(Notes)

(1)	With respect to 1) above, the remunerations for audit services under the Companies Act and the remunerations for audit services under the Financial Instruments and Exchange Act are not clearly distinguished and it is not practically possible to distinguish them, therefore, their total amount is shown above.
(2)	The Company delegates advisory services concerning overseas accounting and tax matters as non-audit services and others, and pays remunerations for the services.

(3)	Policy regarding Decision on Dismissal or Non-Reelection of Accounting Auditor

The Company will dismiss the accounting auditor by unanimous consents of the Audit & Supervisory Board Members upon occurrence of events justifying such dismissal, pursuant to laws and regulations. In addition, the Audit & Supervisory Board shall resolve and submit proposal to dismiss or not to reelect the accounting auditor to the General Meeting of Shareholders if any event materially interferes with continuation of the audit services occurs.

(Note)	The adoption of the above policy as from May 1, 2015 was decided at the Audit & Supervisory Board Meeting held on April 28, 2015.

5.	Outline of the Resolution Concerning Establishment and Management of the System to Secure Operational Fairness, etc.

The resolutions made by the Board Meeting held on March 30, 2015 to ensure appropriateness of its business are as follows.

Basic policy on internal control system

The Company is aiming at continuous enhancement of corporate value and winning trust of the society based on the NSSMC Group’s Guiding Principles. In addition, the Company shall establish and appropriately manage internal control system as follows to comply with relevant laws and regulations and ensure credibility of financial reporting and effectiveness and efficiency of business, and shall continue to improve such system in view of further enhancement of corporate governance.

(1)	System to Ensure that Execution of Businesses by Directors of the Company Complies with Laws and Regulations and the Articles of Incorporations.

The Board of Directors will make decisions or receive report on important matters of management in accordance with the Rules of Board of Directors and other relevant regulations.

The Directors executing businesses (“Executive Director”) will execute businesses and supervise business execution of employees in their own area of responsibilities in accordance with decisions made by the Board of Directors and report its status to the Board of Directors.

(2)	System for the Preservation and Management of Information in relation with Business Execution by Directors of the Company

Information in relation with business execution by Directors including minutes of Meetings of the Board of Directors will be assigned to their respective control manager, classified their confidentiality and appropriately preserved in accordance with the regulation regarding management of information.

The Company will strive to make timely and accurate disclosure of important information of the Company including its management plan and financial information in addition to such disclosure as required by laws and regulations.

(3)	Rules and Other Systems with respect to Loss-related Risk Management of the Company

General Manager of each Division will comprehend and assess risks associated with business execution in his/her Division and carry out his/her duties in accordance with the authority and responsibility set out in organizational, operational and other regulations.

With respect to risks related to areas such as safety and health, environment and disaster, information management, intellectual properties, quality control, credibility of financial reporting, the Division in charge of each specific area (each functional Division) shall establish regulations, etc. from entire corporate perspective and inform them to each Division, and comprehend and assess status of risk management at each Division through monitoring, etc. and provide supervision and advice to the Division.

Upon occurrence of an accident, disaster, compliance issue, or other event which may cause critical impact on the management of the Company, a Crisis Management Team, etc. shall be convened immediately to take necessary actions to minimize the damage and impact.

(4)	System to Ensure Efficiency in Business Execution by Directors of the Company

The Board of Directors will make decision on execution of management plan and business strategies as well as important individual execution items such as investment in plants and equipment, other investment and financing, etc., after deliberation by Companywide Committees for each area such as ordinary budget, plant and equipment investment budget, investment and financing, technology development, etc. and the Corporate Policy Committee.

Business execution based on decisions by Board of Directors shall be carried out by Executive Directors, Executive Officers and General Managers of respective Division.

(5)	System to ensure that Execution of Businesses by Employees of the Company Complies with Laws and Regulations and the Articles of Incorporation

The Company will build and maintain an internal control system based on autonomous internal controls.

Each General Manager will maintain an autonomous internal control system in his/her Division, and strive to ensure thorough compliance with laws and regulations and internal rules, and prevent any violation of laws and regulation in executing businesses. The Company will also maintain and develop an employee-education system that includes regular workshops and the creation and distribution of manuals, aimed at ensuring compliance with laws and regulations and internal rules. Employees will immediately report any potentially illegal acts or facts they become aware of to the General Manager for Internal Control and Audit.

General Manager for Internal Control and Audit will check the maintenance and operational status of company-wide internal control systems. He/she will comprehend and assess the status of compliance with laws and regulations and internal rules in each Division, and take measures as necessary to prevent legal or regulatory violations. Moreover, he/she will report on these matters to the Risk Management Committee, and further report on important matters to the Corporate Policy Committee and Board of Directors. He/she will also set up and operate an internal reporting structure that provides consultations and takes reports regarding risks in business execution.

Employees are obligated to comply with laws and regulations and to perform their duties properly. Employees violated laws and regulations, etc. will be submitted to disciplinary action under the Rules of Employment.

(6)	System to Ensure Fairness of Operation in our Corporate Group Consisting of the Company and its Subsidiaries

The Company and the group companies will share business strategy and be managed as one while appreciating business characteristics of each company based on Management Principle of NSSMC Group and Code of Conduct of NSSMC Group, and will familiarize their employees with business management policies, etc. With respect to control of the group companies, the Company will set forth basic rules in the Regulation on Control of group companies and their proper application will be ensured.

Group companies will build and maintain internal control systems based on autonomous internal controls, share information, etc. with the Company, and strive to ensure measures relating to internal control. The responsible Company Division will confirm the status of internal controls at each group company, and provide support for improvements when necessary.

General Manager of Internal Control and Audit Division will coordinate with each functional Division, and comprehend and assess the status of internal controls at the NSSMC Group as a whole, providing guidance and advice to group companies and the Company Divisions in charge of them.

The organization based on these policies is specified as follows.

i) System for reporting to the Company in relation with business execution by the group companies’ Directors

The responsible Company Divisions request each group company to report on significant management issues in relation with the Company’s consolidated business management or each group company’s management, including business plans, significant business policies, and financial reports, and give advice.

ii) Rules and other systems with respect to group companies’ loss-related risk management

The responsible Company Divisions request each group company to report on the risk management status in each group company, and give advice.

iii) System to ensure efficiency in business execution by the group companies’ Directors

The responsible Company Divisions evaluate business performance of each group company and give support for the management.

iv) System to ensure that execution of businesses by group companies’ Directors and employees complies with laws and regulations and the Articles of Incorporation

The responsible Company Divisions request group companies to report on the status of compliance with laws and regulations and the maintenance and operational status of internal control systems, and give necessary support and advice. Additionally, the Company Divisions shall request each group company to report on any actions and facts which may violate laws and regulations in the group companies, and report to General Manager of Internal Control and Audit Division without any delay.

(7)	Matters concerning Audit by Audit & Supervisory Board Members

The Company’s Directors, Executive Officers, General Managers of respective Division and other employees shall make timely and appropriate report to Audit & Supervisory Board Members or Audit & Supervisory Board directly or through the related Divisions such as Internal Control and Audit Division with respect to important matters such as status of business execution and facts that may cause critical impact on the management, etc. They shall also share information and enhance communication with Audit & Supervisory Board Members at the Board of Directors, Corporate Policy Committees and Risk Management Committees, etc.

Group Companies’ Directors, Audit & Supervisory Board Members and employees shall make timely and appropriate report to the Company’s Audit & Supervisory Board Members or Audit & Supervisory Board directly or through the related Divisions such as Internal Control and Audit Division with respect to important matters such as status of business execution and facts that may cause critical impact on the management, etc. in the group companies.

The Company will not give unfavorable treatment to the one who makes such report by reason of making the report, in accordance with rules with regard to internal reporting.

General Manager of Internal Control and Audit Division will act as a liaison and cooperate with Audit & Supervisory Board Members by means such as holding discussions on the status of operations of internal control systems, both regularly and as needed. The General Manager will also report on the status of operation of internal reporting structures to the Audit & Supervisory Board Members.

Secretariat for Audit & Supervisory Board Members shall be set up and staff members shall be assigned to support Audit & Supervisory Board Members’ duties. In order to ensure independence of the staff members, such staff members will be assigned on full time bases and perform duties related to audit activities under supervision of Audit & Supervisory Board Members. General Manager of Human Resources Division shall discuss matters relating to Secretariat personnel, including transfers and evaluations, with the Audit & Supervisory Board Members.

The Company records costs deemed necessary for Audit & Supervisory Board Members to execute their duties. In addition, the Company will reimburse costs incurred by Audit & Supervisory Board Members after the event, when Audit & Supervisory Board Members pay expenses in urgent or temporary situation.

6.	Basic Policy regarding the Control of the Company

Basic Policy on the Composition of Persons to Control Decision-Making over the Financial and Business Policies of the Company

The NSSMC Group aims to improve its corporate value and further the common interests of its shareholders by improving its competitiveness and profitability through the planning and execution of concrete management strategies based on its management principle to pursue world-leading technologies and manufacturing capabilities, and contribute to society by providing excellent products and services.

The Company has decided to take necessary action to prevent disturbance of such management principle and management strategies by large-scale acquisition of the Company’s shares, etc., which may result in damage to the common interests of the shareholders. In the event a proposal for such large-scale acquisition of the Company’s shares, etc. (“Takeover Proposal”) is made, we believe that final decision as to whether or not to accept the proposal should be made by the shareholders at the time the Takeover Proposal is made, and therefore we have decided to establish necessary rules and procedures to ensure all shareholders shall be able to make appropriate decision based on necessary information and appropriate period of time to consider such proposal.

Outline of Efforts to Keep the Control over Decision-Making on Financial and Business Policies out of the Hands of Inappropriate of the Plan

At the meeting of its Board of Directors held in March 2006, the Company resolved unanimously to adopt the Fair Rules for the Acquisition of Substantial Shareholdings (Takeover Defense Measure) (the “Fair Rules”), which describe clear and concrete procedures to be followed, before commencing actual action of the takeover, by a person or an entity who attempts “acquisition of substantial shareholding in the Company, etc.” In accordance with the clause prescribing revisions to the Fair Rules, the Board of Directors unanimously resolved to revise the Fair Rules at its meeting held in March 2012. Later, the Board of Directors reviewed and studied the Fair Rules in accordance with provisions of the Rules, and it unanimously resolved not to make any specific changes at its meeting held in March 2014.

In addition, based on the Fair Rules, the Company has filed a shelf registration statement for issuance of new share subscription rights.

Purposes of the Fair Rules are to enable the shareholders to make an informed judgment (a judgment based on necessary information and appropriate period for consideration) as to whether to accept a Takeover Proposal, as well as to prevent large-scale acquisition of the Company’s shares, etc., with vicious intent which would be detrimental to corporate value and the common interests of shareholders, by ensuring sufficient information and a reasonable time period for the Board of Directors to consider the Takeover Proposal.

The Fair Rules are designed to enable the shareholders at that time to make judgment directly as to whether or not issue the new share subscription rights by way of gratis allotment as the countermeasure to takeover in the event there is a person or an entity who intends to acquire 15% or more of the Company’s share, etc. (“the Bidder”) and if the Bidder’s Takeover Proposal satisfies requirements (provision of necessary information by the Bidder and expiration of consideration period) set forth in the Fair Rules. New share subscription rights by the way of gratis allotment may be issued only if (i) the Bidder ignores the procedure set forth in the Fair Rules, (ii) the Bidder falls under one of four categories which have been designated pernicious to a company in the ruling of the Japanese courts and it is determined that the Takeover Proposal is likely to cause apparent damage to the common interests of the shareholders (such determination to be based on advices of law firms and investment banks of international reputation), or (iii) the shareholders approve the issuance of new share subscription rights by the way of gratis allotment.

The Fair Rules are posted on the Company’s website.

Judgment of Board of Directors on the Measures above and ground for such Judgment

The Fair Rules set forth the rules and procedures that enable the shareholders to make judgment as to whether or not the countermeasure (issuance of new share subscription rights by the way of gratis allotment) to the Takeover Proposal should be taken based on necessary information and appropriate period of consideration. The Fair Rules are designed to improve value of the Company as well as the common interests of the shareholders by leaving ultimate judgment as to whether or not to accept the Takeover Proposal to the shareholders of the Company and, therefore, it should not impair the common interests of shareholders of the Company or it is not intended to pursue protecting current title of the directors of the Company. In view of the above, the Board of Directors judges that the Fair Rules are in accordance with the abovementioned Basic Policy on the Composition of Persons to Control Decision-Making over the Financial and Business Policies of the Company.

(Note)	With respect to amount of money and number of shares expressed in this Business Report, the amount less than unit are truncated.

— Consolidated Financial Statements

(1) Consolidated Balance Sheets

ASSETS	Millions of yen March 31, 2015
Current assets :
Cash and bank deposits	113,822
Notes and accounts receivable	615,429
Marketable securities	2,025
Inventories	1,254,203
Deferred tax assets	95,598
Other	253,754
Less: Allowance for doubtful accounts	(1,019)
Total current assets	2,333,813

Fixed assets :
Tangible fixed assets :
Buildings and structures	714,150
Machinery, equipment and vehicles	1,056,333
Tools, furniture and fixtures	41,851
Land	591,202
Lease assets	9,403
Construction in progress	184,931

2,597,872

Intangible fixed assets
Patents and utility rights	8,039
Software	40,441
Goodwill	50,046
Lease assets	335

98,862

Investments and others :
Investments in securities	768,744
Shares of subsidiaries and affiliates	1,079,523
Long-term loans receivable	58,579
Net defined benefit assets	123,764
Deferred tax assets	48,054
Other	52,567
Less: Allowance for doubtful accounts	(3,854)

2,127,380

Total fixed assets	4,824,115

Total assets	7,157,929

LIABILITIES	March 31, 2015
Current liabilities :
Notes and accounts payable	674,634
Short-term loans payable	363,654
Bonds due within one year	40,000
Current portion of lease obligations	5,740
Accounts payable-other	383,912
Income taxes payable	31,003
Provision for loss on construction contracts	1,670
Other	189,179
Total current liabilities	1,689,797

Long-term liabilities :
Bonds and notes	385,676
Long-term loans payable	1,169,840
Lease obligations (excluding current portion)	10,249
Deferred tax liabilities	128,202
Deferred tax liabilities on revaluation of land	8,039
Allowance for retirement benefits of directors and audit & supervisory board members	4,968
Net defined benefit liabilities	161,332
Other	52,763
Total long-term liabilities	1,921,073

Total liabilities	3,610,870

NET ASSETS
Shareholders’ equity :
Common stock	419,524
Capital surplus	371,471
Retained earnings	1,752,210
Less: Treasury stock, at cost	(61,508)

2,481,698

Accumulated other comprehensive income:
Unrealized gains on available-for-sale securities	279,641
Deferred hedge income (loss)	371
Unrealized gains on revaluation of land	2,885
Foreign currency translation adjustments	134,732
Remeasurements of defined benefit plans	79,366

496,997

Minority interest in consolidated subsidiaries	568,362

Total net assets	3,547,059

Total liabilities and net assets	7,157,929

(2) Consolidated Statements of Operations

Millions of yen
Fiscal 2014
Operating revenues :
Net sales	5,610,030
Cost of sales	4,801,781

Gross margin	808,248

Selling, general and administrative expenses	458,738

Operating profit	349,510

Non-operating profit and loss :
Non-operating profit :
Interest income	5,290
Dividend income	18,159
Equity in net income of unconsolidated subsidiaries and affiliates	82,717
Other	70,629

176,797

Non-operating loss :
Interest expense	19,920
Other	54,640

74,560

Ordinary profit	451,747

Extraordinary profit :
Gain on sales of investment in securities	14,317

14,317
Extraordinary loss :
Loss on inactive facilities	21,276
Loss on business of subsidiaries and affiliates	68,600

89,876

Income before income taxes and minority interests	376,188

Income taxes - current	73,288
Income taxes - deferred	72,662

145,950

Income before minority interests	230,237

Minority interests in net income of consolidated subsidiaries	15,944

Net income	214,293

(3) Consolidated Statements of Changes in Net Assets

Fiscal 2014

Millions of yen

	Shareholders’ equity
	Common stock	Capital surplus	Retained earnings	Treasury stock, at cost	Total Shareholders’ equity
Balance at March 31, 2014	419,524	371,465	1,652,054	(62,882)	2,380,162

Cumulative effects of changes in accounting policies			(27,824)		(27,824)
Restated balance	419,524	371,465	1,624,230	(62,882)	2,352,338
Changes of items during period
Cash dividends			(45,704)		(45,704)
Net income			214,293		214,293
Acquisition of treasury stock				(142)	(142)
Disposal of treasury stock		5		6	11
Increase(decrease) due to the change in the number of consolidated companies			(40,567)	1,511	(39,056)
Increase(decrease) due to reversal of unrealized gains on revaluation of land			(41)		(41)
Net changes of items other than shareholders’ equity

Total change for fiscal year 2014	—	5	127,980	1,374	129,359

Balance at March 31, 2015	419,524	371,471	1,752,210	(61,508)	2,481,698

	Accumulated other comprehensive income
	Unrealized gains on available- for-sale securities	Deferred hedge income (loss)	Unrealized gains on revaluation of land	Foreign currency translation adjustments	Remeasure- ments of defined benefit plans	Total accumulated other comprehensive income	Minority interests in consolidated subsidiaries	Total net assets
Balance at March 31, 2014	189,831	(3,099)	2,554	71,565	42,644	303,496	554,335	3,237,995

Cumulative effects of changes in accounting policies								(27,824)
Restated balance	189,831	(3,099)	2,554	71,565	42,644	303,496	554,335	3,210,171
Changes of items during period
Cash dividends								(45,704)
Net income								214,293
Acquisition of treasury stock								(142)
Disposal of treasury stock								11
Increase(decrease) due to the change in the number of consolidated companies								(39,056)
Increase(decrease) due to reversal of unrealized gains on revaluation of land								(41)
Net changes of items other than shareholders’ equity	89,809	3,471	330	63,167	36,722	193,501	14,026	207,528

Total change for fiscal year 2014	89,809	3,471	330	63,167	36,722	193,501	14,026	336,887

Balance at March 31, 2015	279,641	371	2,885	134,732	79,366	496,997	568,362	3,547,059

(For reference)

— Consolidated Statements of Cash-Flows

Millions of yen

Fiscal 2014
Cash flows from operating activities	710,998
Cash flows from investing activities	(263,667)
Cash flows from financing activities	(451,843)
Other	10,030

Net increase (decrease) in cash and cash equivalents	5,518
Cash and cash equivalents at beginning of the year	105,464
Increase (decrease) from the change in the number of companies consolidated	2,011
Cash and cash equivalents at end of year	112,994

(For reference)

— Consolidated Segment Information

Fiscal 2014

Millions of yen

	Reportable segment
	Steelmaking and steel fabrication	Engineering and construction	Chemicals	New materials	System solutions	Total	Adjustments	Consolidated
Net sales
Sales to external customers	4,892,257	313,158	205,210	36,449	162,953	5,610,030	—	5,610,030
Inter-segment sales or transfers	46,982	35,541	7,566	—	43,078	133,168	(133,168)	—

Total	4,939,239	348,699	212,777	36,449	206,032	5,734,199	(133,168)	5,610,030

Segment profit <Ordinary Profit>	401,987	18,758	6,898	2,482	16,565	446,693	5,053	451,747

Segment assets	6,519,482	278,142	166,299	29,844	165,491	7,159,259	(1,330)	7,157,929

Segment liabilities <Interest-bearing debt>	1,968,348	605	6,759	12,890	1,749	1,990,352	(15,190)	1,975,161

Other items
Depreciation and amortization	309,971	2,866	5,571	2,557	3,853	324,820	(4,774)	320,046
Increase (decrease) in tangible/intangible fixed assets (net investment)	290,753	1,775	12,030	1,372	3,127	309,059	(4,670)	304,389

— Non-Consolidated Financial Statements

(1) Non-Consolidated Balance Sheets

ASSETS	Millions of yen March 31, 2015
Current assets :
Cash and bank deposits	25,995
Accounts receivable	157,374
Finished Products	142,941
Semi-finished products	252,680
work in process	3,556
Raw materials	226,733
Supplies	219,347
Advance payments-other	52,207
Prepaid expenses	18,921
Deferred tax assets	57,700
Accounts receivable-other	183,459
Other	9,032
Less: Allowance for doubtful accounts	(961)
Total current assets	1,348,989

Fixed assets :
Tangible fixed assets :
Buildings	287,891
Structures	191,101
Machinery and equipment	803,552
Vehicles	2,477
Tools, furniture and fixtures	17,270
Land	435,710
Lease assets	2,864
Construction in progress	91,794

1,832,662
Intangible fixed assets :
Patents and utility rights	2,020
Software	32,405
Goodwill	38,880
Lease assets	166

73,473
Investments and others :
Investments in securities	703,123
Shares of subsidiaries and affiliates	1,076,723
Investments in capital of subsidiaries and affiliates	113,761
Long-term loans receivable	76
Long-term loans receivable from subsidiaries and affiliates	161,030
Long-term prepaid expenses	55,464
Other	28,586
Less: Allowance for doubtful accounts	(5,945)

2,132,819
Total fixed assets	4,038,955

Total assets	5,387,945

LIABILITIES	March 31, 2015
Current liabilities :
Accounts payable	334,024
Short-term loans payable	348,296
Bonds due within one year	40,000
Current portion of lease liability	4,114
Accounts payable-other	439,421
Accrued expenses	41,497
Income tax payable	4,812
Advances received	590
Deposits received	215,265
Other	3,052

Total current liabilities	1,431,075

Long-term liabilities :
Bonds and notes	685,676
Long-term loans payable	1,082,546
Lease liability (excluding current portion)	4,435
Deferred tax liabilities	60,300
Accrued pension and severance costs	118,342
Other	45,446
Total long-term liabilities	1,996,748

Total liabilities	3,427,824

NET ASSETS
Shareholders’ equity :
Common stock	419,524
Capital surplus
Legal capital surplus	111,532
Other capital surplus	259,479
Total Capital surplus	371,011

Retained earnings :
Other retained earnings
Reserve for special depreciation	508
Reserve for investment loss	23
Reserve for rebuilding furnaces	4,385
Reserve for advanced depreciation of noncurrent assets	68,835
Reserve for specific disaster prevention	41
Retained earnings carried forward	904,867
Total retained earnings	978,661

Less: Treasury stock, at cost	(57,799)
Total shareholders’ equity	1,711,399

Valuation and translation adjustments :
Unrealized gains on available-for-sale securities	242,879
Deferred hedge income (loss)	5,842
Total valuation and translation adjustments	248,721

Total net assets	1,960,121

Total liabilities and net assets	5,387,945

(2) Non-Consolidated Statements of Operations

Millions of yen

Fiscal 2014
Operating revenues :
Net sales	3,733,332
Cost of sales	3,263,675

Gross margin	469,657

Selling, general and administrative expenses	241,013

Operating profit	228,643

Non-operating profit and loss :
Non-operating profit :
Interest and dividend income	71,393
Other	35,152

106,546

Non-operating loss :
Interest expense	23,870
Other	34,510

58,381

Ordinary profit	276,809

Extraordinary profit and loss :
Extraordinary profit :
Gain on sales of investment in securities	17,945
Gain on sales of shares of subsidiaries and affiliates	49,748

67,694

Extraordinary loss :
Loss on inactive facilities	17,391
Loss on valuation of investments in capital of subsidiaries and affiliates	71,449

88,840

Income before income taxes	255,662

Income taxes - current	9,000
Income taxes - deferred	76,300

85,300

Net income	170,362

(3) Non-Consolidated Statements of Changes in Net Assets

Fiscal 2014

Millions of yen

	Shareholders’ equity
	Common stock	Capital surplus			Retained earnings							Treasury stock, at cost	Total shareholders’ equity
		Legal capital surplus	Other capital surplus	Total capital surplus	Other retained earnings						Total retained earnings
					Reserve for special depreciation	Reserve for investment loss	Reserve for rebuilding furnace	Reserve for advanced depreciation of noncurrent assets	Reserve for specific disaster prevention	Retained earnings carried forward
Balance at March 31, 2014	419,524	111,532	259,474	371,006	565	22	8,443	70,138	32	800,004	879,206	(57,668)	1,612,070

Cumulative effects of changes in accounting policies										(25,203)	(25,203)		(25,203)
Restated balance	419,524	111,532	259,474	371,006	565	22	8,443	70,138	32	774,801	854,003	(57,668)	1,586,866
Changes of items during period
Reversal of reserve for special depreciation					(57)					57	—		—
Provision of reserve for investment loss						1				(1)	—		—
Reversal of reserve for rebuilding furnace							(4,057)			4,057	—		—
Provision of reserve for advanced depreciation of noncurrent assets								6,429		(6,429)	—		—
Reversal of reserve for advanced depreciation of noncurrent assets								(7,733)		7,733	—		—
Provision of reserve for specific prevention									9	(9)	—		—
Cash dividends										(45,704)	(45,704)		(45,704)
Net income										170,362	170,362		170,362
Acquisition of treasury stock												(137)	(137)
Disposal of treasury stock			5	5								6	11
Net changes of items other than shareholders’ equity

Total change for fiscal year 2014	—	—	5	5	(57)	1	(4,057)	(1,303)	9	130,066	124,658	(131)	124,532

Balance at March 31, 2015	419,524	111,532	259,479	371,011	508	23	4,385	68,835	41	904,867	978,661	(57,799)	1,711,399

	Valuation and translation adjustments
	Unrealized gains on available-for-sale securities	Deferred hedge income (loss)	Total valuation and translation adjustments	Total net assets
Balance at March 31, 2014	167,566	812	168,379	1,780,449

Cumulative effects of changes in accounting policies				(25,203)
Restated balance	167,566	812	168,379	1,755,246
Changes of items during period
Reversal of reserve for special depreciation				—
Provision of reserve for investment loss				—
Reversal of reserve for rebuilding furnace				—
Provision of reserve for advanced depreciation of noncurrent assets				—
Reversal of reserve for advanced depreciation of noncurrent assets				—
Provision of reserve for specific prevention				—
Cash dividends				(45,704)
Net income				170,362
Acquisition of treasury stock				(137)
Disposal of treasury stock				11
Net changes of items other than shareholders’ equity	75,312	5,029	80,342	80,342
Total change for fiscal year 2014	75,312	5,029	80,342	204,874

Balance at March 31, 2015	242,879	5,842	248,721	1,960,121

Notes to the Consolidated Financial Statements

I. Significant Accounting Policies for Consolidated Financial Statements

1. Scope of Consolidation

(1)	Consolidated Subsidiaries

Number of consolidated subsidiaries: 356 companies

Principal consolidated subsidiaries are presented in “1. Current Situations of NSSMC Group, (9) Principal Subsidiaries and Affiliates.”

In the consolidated fiscal year under review, the scope of consolidation expanded by 13 companies, including newly established and newly acquired companies. 34 companies—20 merged companies and 8 divestments, etc.—were eliminated from the scope of consolidation in the consolidated fiscal year under review.

(2)	Fiscal Year of Consolidated Subsidiaries

The closing dates of accounts for the fiscal year-ends at NIPPON STEEL & SUMITOMO METAL U.S.A., Inc., and other consolidated subsidiaries are variably December 31 and January 31. Significant business events that occur between those dates and the March 31 consolidated fiscal year-end are accordingly presented as occurring within the applicable consolidated fiscal year.

2. Application of Equity Method

Affiliates accounted for by the equity method: 105 companies

Principal affiliates accounted for by the equity method are presented in “1. Current Situations of NSSMC Group, (9) Principal Subsidiaries and Affiliates.”

During the consolidated fiscal year under review, 1 company was added to the scope of equity-method affiliates and 5 companies were removed from the scope of equity-method affiliates.

3. Accounting Standards

(1)	Basis and Method of Evaluation of Significant Assets

	Marketable securities

•	Held-to-maturity debt securities: Amortized cost method (straight-line method)

•	Available-for-sale securities:

Securities with market quotations: Stated at market value as of the balance sheet date (Net unrealized gains or losses are comprehensively included in net assets, and the cost of securities sold is determined by the moving-average method.)

Securities without market quotations: Stated at cost determined by the moving-average method

‚	Inventories

Inventories are stated principally using the cost accounting method based on the periodic average method. (Regarding balance sheet values, this method is designed to reduce book value when the contribution of inventories to profitability declines.)

(2)	Depreciation Methods for Material Depreciable Assets

	Tangible fixed assets (excluding lease assets)

Depreciation of tangible fixed assets is mainly calculated using the declining-balance method.

However, depreciation of buildings is mainly calculated using the straight-line method.

Useful lives of tangible fixed assets are generally as follows:

Buildings:	Mainly 31 years
Machinery and equipment:	Mainly 14 years

‚	Intangible fixed assets (excluding lease assets)

Amortization of intangible fixed assets is calculated using the straight-line method.

Software products for internal use are amortized mainly over the estimated useful lives of 5 years.

ƒ	Lease assets

•	Assets concerning finance leases in which ownership is transferred to the lessee

These assets are depreciated using the same method of depreciation for tangible fixed assets owned by the Company.

•	Assets concerning finance leases in which ownership is not transferred to the lessee

These assets are depreciated to a residual value of zero based on the straight-line method over a useful life period corresponding to the lease contract period.

(3)	Accounting Basis for Significant Allowances and Provisions

	Allowance for doubtful accounts

To provide for potential losses on doubtful accounts, the allowance for doubtful accounts is computed based on the historical experienced default ratio for non-specific receivables, as well as the estimated irrecoverable portion of specific doubtful receivables calculated on an individual basis.

‚	Provision for loss on construction contracts

To provide for potential losses associated with construction contracts in the future, an allowance is computed for potential losses related to construction contracts not completed at the end of the consolidated fiscal year under review.

ƒ	Allowance for retirement benefits of directors and audit & supervisory board members

The allowance for retirement benefits of directors and audit & supervisory board members is calculated based on internal rules for the projected amount to be paid at term-end.

(4)	Other Significant Accounting Policies for Consolidated Financial Statements

	Basis for the accounting of income and cost

Through the end of the consolidated fiscal year under review, regarding projects for which the outcome of the portion completed is deemed certain, the Company has applied the percentage-of-completion standard (estimating the project progress percentage based on the percentage of the cost incurred to the estimated total cost). The completion-of-contract method is applied to other projects.

‚	Important assets and liabilities in foreign currencies and foreign currency translation

Monetary assets and liabilities of the Company and its domestic subsidiaries denominated in foreign currencies are translated into yen at the spot rate prevailing on the closing date of accounts, and the resulting foreign exchange gains or losses are recognized as income or expenses. For foreign consolidated subsidiaries, assets and liabilities are translated into yen at the spot rate prevailing on the closing date of accounts, revenue and expense accounts are translated at the average rate of exchange in effect during the fiscal year, and foreign currency translation adjustments are included in the foreign currency translation adjustments and minority interest in consolidated subsidiaries item under net assets.

ƒ	Significant hedge accounting

The Company uses deferred hedge accounting. Designation accounting methods are applied to forward exchange contracts and currency swaps associated with foreign currency-denominated transactions and foreign currency monetary assets and liabilities that meet the requirements for designation accounting treatment. Special accounting methods are applied to interest swaps that meet the requirements for special accounting treatment.

„	Retirement benefit accounting policy

The employee retirement benefit obligation is computed primarily based on the benefit formula basis using the projected retirement benefit obligation at the end of the consolidated fiscal year under review. Prior service cost is appropriated using the straight-line method over a specified period (mainly10 years) within the employees’ average remaining service period at the time when such cost accrues. Actuarial differences are principally charged to expenses proportionally using the straight-line method from the consolidated fiscal year following the year in which such differences accrue over a specified period (mainly 10 years) within the employees’ average remaining service period at the time when such differences accrue.

(Changes in Accounting Principles Accompanying Revisions in Accounting Standards)

Provisions stated in Section 35 of the “Accounting Standard for Retirement Benefits” (ASBJ Statement No. 26, hereinafter referred to as the “Retirement Benefits Accounting Standard”) and Section 67 of the “Guidance on the Accounting Standard for Retirement Benefits” (ASBJ Guidance No. 25, hereinafter “Guidance on Retirement Benefits”) have been applied from the beginning of fiscal 2014. With this application, calculation methods for retirement benefit obligations and service costs have been changed. Under this change, the calculation method for annual allocation expenses for projected benefit obligations is changed from the straight-line attribution basis pro-rated on employees’ years of service to benefit formula basis pro-rated on employees’ salaries. The method for determining the time period over which the discount rate is imputed is changed from the average remaining years of service for employees to mainly the expected period length of benefits payments and weighted average discount rate reflecting the amount to be paid in each period under the expected length of benefits payments for all employees under the plan.

In accordance with the transitional treatment prescribed in Section 37 of the Retirement Benefits Accounting Standard, the Company applied the Accounting Standard for Retirement Benefits at the beginning of fiscal 2014, and the effect of the accounting change in retirement benefit obligations and service costs was reflected in retained earnings.

As a result, net defined benefit assets decreased by ¥27,904 million, net defined benefit liabilities increased by ¥14,506 million and retained earnings decreased by ¥27,824 million at the beginning of fiscal 2014. The effect of this change on consolidated financial results for fiscal 2014 was to increase operating profit by ¥2,375 million, and both ordinary profit and income before income taxes and minority interests by ¥2,362 million.

…	Method and period for amortization of goodwill

Goodwill is amortized using the straight-line method over the period, where it is possible to estimate such a period, for which the excess cost is expected to have an effect on the consolidated balance sheets. Otherwise, the excess cost is amortized proportionately over 5 years.

†	Accounting for consumption taxes

The accounting treatment used with respect to consumption tax and local consumption taxes is the tax-excluded method.

II. Changes in the Method of Presentation

(Consolidated Balance Sheets)

On the Consolidated Balance Sheets, “Shares of subsidiaries and affiliates” (¥1,079,523 million for the current consolidated fiscal year), which had been conventionally included in “Investments in securities” and “Other” under “Investments and others,” is separately presented as independent accounts from the current consolidated fiscal year in order to facilitate understanding of the Consolidated Balance Sheets.

III. Consolidated Balance Sheets

1. Mortgaged Assets and Liabilities

Category of assets	Amount (Millions of yen)	Category of liabilities	Amount (Millions of yen)
Cash and bank deposits	493	Short-term loans	1,620
Notes and accounts receivable	49	Long-term loans	14,901
Other (Current assets)	5,797	(Including the portion of loans due within one year)
Buildings and structures (net)	2,043	Other	4
Machinery, equipment and vehicles (net)	2,067
Land	8,329
Long-term loans receivable	7,029

Total	25,810	Total	16,526

In addition, the above liabilities include ¥233 million in loans of consolidated subsidiaries for which the Company has provided ¥347 million in long-term loans (assets), etc., as collateral. Further, the Company has provided ¥1,261 million of shares of stock of affiliated companies, etc., to serve as collateral for the loans of affiliates.

2. Inventories

Goods and finished products (including semi-finished products)	¥548,473 million
Work in process	62,606 million
Raw materials and supplies	643,123 million

3. Accumulated Depreciation of Tangible Fixed Assets	¥7,081,900 million

4. Contingent Liabilities

The Company guarantees loans from financial institutions and other sources held by other companies.

(1) Loan guarantee liabilities
(Outstanding amounts for the year ended)		(Substantial amounts)
AM/NS Calvert LLC	69,034 million	69,034 million
WISCO-NIPPONSTEEL Tinplate Co., Ltd.	17,762 million	17,762 million
JAMSHEDPUR CONTINUOUS ANNEALING & PROCESSING COMPANY PRIVATE LIMITED	15,254 million	7,474 million
TENIGAL, S.de R.L.de C.V.	11,040 million	11,040 million
Japan-Brazil Niobium Corporation	10,389 million	10,389 million
UNIGAL Ltda.	2,523 million	2,523 million
VALLOUREC & SUMITOMO TUBOS DO BRASIL LTDA.	2,450 million	2,450 million
Other	1,835 million	1,521 million

Total	¥130,290 million	¥ 122,197 million

(2) Reserved guarantees of loans	¥1,482 million
(The substantial amount guaranteed is ¥1,111 million.)

(3) Maximum repurchase obligation amount associated with the liquidation of receivables	¥1,429 million

The substantial amount guaranteed is equivalent to the maximum repurchase obligation.

(4) Notes and bills endorsed	¥3 million

5. Revaluation of Land

The certain consolidated subsidiaries and affiliates to which the equity method is applied have carried out the revaluation of land used for business purposes in accordance with the “Law Regarding the Partial Revision to the Land Revaluation Law” (Law No. 34, issued on March 31, 1998). Revaluation differences computed by consolidated subsidiaries, net of tax and minority interest, which were charged to “deferred tax liabilities on revaluation of land” and “minority interest in consolidated subsidiaries,” respectively, were recorded as a separate component of net assets as “unrealized gains on revaluation of land.” Additionally, revaluation differences accounted for by affiliates to which the equity method is applied were recorded as a separate component of net assets as “unrealized gains on revaluation of land” in proportion to the equity rate.

•	Revaluation method

Land values were primarily determined as provided for in Articles 2-1 and 2-3~5 of the “Enforcement

Order for the Land Revaluation Law” (Cabinet Order No. 119, issued on March 31, 1998).

•	Revaluation conducted on March 31, 2002

•	The excess of the carrying amounts of the revalued land over its market value at the end of consolidated fiscal year 2014 was ¥2,507 million.

•	Revaluation conducted on March 31, 2001

•	The excess of the carrying amounts of the revalued land over its market value at the end of consolidated fiscal year 2014 was ¥12,424 million.

•	Revaluation conducted on March 31, 2000

•	The excess of the carrying amounts of the revalued land over its market value at the end of consolidated fiscal year 2014 was ¥1,905 million.

IV. Consolidated Statements of Changes in Net Assets

1. Number and Type of Shares Issued at the End of the Consolidated Fiscal Year

Number of shares issued at the end of the period (including treasury stock)
Common stock 9,503,214,022 shares

Number of treasury stock at the end of the period
Common stock 374,600,261 shares

2. Dividends

(1)	Amount of Dividend Payments

Decision	Type of stock	Total dividends (Millions of yen)	Cash dividends per share (Yen)	Base date	Effective date
Ordinary general meeting of shareholders (June 25, 2014)	Common stock	27,422	3.0	March 31, 2014	June 26, 2014
Board of Directors’ meeting (October 30, 2014)	Common stock	18,281	2.0	September 30, 2014	December 1, 2014

(2)	Dividends for which the Record Date Belongs to the Consolidated Fiscal Year under Review, but the Operative Date Is in the Following Consolidated Fiscal Year (Planned)

Decision	Type of stock	Source of dividends	Total dividends (Millions of yen)	Cash dividends per share (Yen)	Base date	Effective date
Ordinary general meeting of shareholders (June 24, 2015)	Common stock	Retained earnings	31,991	3.5	March 31, 2015	June 25, 2015

V. Financial Instruments

1. Current Status of Financial Instruments

(1) Policy Regarding Financial Instruments

The Company considers its business plan as it undertakes the procurement of necessary funds (mainly through the arrangement of borrowings and the issuance of commercial paper and bonds), and its fund procurement methods are chosen based on consideration of the short- or long-term nature of funding requirements and other special characteristics of funding requirements. Surplus fund management is restricted to management methods that emphasize safety and capabilities for conversion into cash when necessary. In addition, in cases when the Company undertakes transactions in derivatives, such transactions are limited to transactions (including forecast transactions) undertaken as a part of business activities (for the purpose of hedging risks associated with actual transactions executed in the course of the Company’s business activities), and the Company has a policy of not engaging in derivatives transactions for trading purposes (transactions with the purpose of obtaining profit through the trading of derivatives themselves).

(2) Types of Financial Instruments and Related Risk

The Company is exposed to credit risk arising from notes and accounts receivable–trade and other receivables. However, the Company limits transactions to principal suppliers with which it can offset receivables against notes and accounts payable and borrowings and to companies with high credit ratings. The Company therefore judges that it is exposed to almost no contractual default credit risk. In addition, accompanying the Company’s exports of products, etc., the Company is exposed to foreign currency exchange risk associated with receivables denominated in foreign currencies. The Company holds marketable securities (short-term investments) and investments in securities, mainly stocks of transactions partner companies and other business collaborators, and the Company is exposed to market price risk owing to these stockholdings. Also, the Company extends long-term loans to its affiliates, etc.

The Company incurs such trade payables as notes and accounts payable that are, in principle, payable within one year. The Group is exposed to foreign currency exchange risk arising from a portion of trade payables associated with imports of raw materials, etc., that is denominated in foreign currencies. The Company’s fund procurement is as described in (1) above. Please note that a portion of funds procured by means of long-term borrowings and bonds is associated with variable interest rates and the related payment burden changes due to trends in market interest rates.

The Company limits derivative transactions associated with negotiable securities, interest rates, or currency exchange rates to hedge transactions  to avoid risk in change to the value of marketable securities in its possession, ‚ to maintain the proportion of assets and liabilities bearing fixed or variable interest rates, and ƒ to avoid exchange risk associated with sales, funding, investment, and financing activities undertaken as a part of business activities. The derivatives transactions executed by the Company are exposed to risk of market price fluctuation, future changes in interest rates, market conditions, and currency exchange rates. However, the Company limits such transactions to those with the objectives described in , ‚, and ƒ above and therefore judges that the transactions present limited risk to the Company’s business.

(3) Systems for Management of Financial Instrument Risk

	Management of credit risks (the risk that transactions partners may default on their obligations, etc.) In accordance with the Company’s credit management regulations, information related to the credit management situation of transactions partners is shared, and asset preservation measures are considered and implemented when necessary.

‚	Management of market risks (the risks arising from fluctuations in interest rates, exchange rates, and other indicators)

1)	Market price risks

Regarding marketable securities and investments in securities, the Company maintains a grasp of fair value situations when necessary and undertakes deliberations regarding whether such securities are required for business purposes.

2)	Interest rate risks

The Company executes interest swap transactions to control risk from interest rate changes associated with interest payments on borrowings and bonds.

3)	Currency exchange risks

Regarding foreign currency-denominated trade assets and liabilities, the Company executes forward exchange contracts and currency swaps to avoid exchange risk associated with sales, funding, investment, and financing activities undertaken as a part of business activities.

Derivative transactions are executed in accordance with internal derivative transaction management regulations. These regulations require prospective derivative transactions involving financial products be discussed by the Funding Management Committee. As deemed necessary, the committee reports approved transactions to the Management Conference and Board of Directors for discussion. Transactions are executed upon final approval by the General Manager of the Finance Department within the pre-authorized scope of transactions. Reports on the balance and profitability status of such transactions are regularly submitted to the Funding Management Committee, and an evaluation of the effectiveness of hedging activities is conducted each six-month semiannual fiscal period.

ƒ	Management of fund procurement liquidity-related risk (the risk that the Group may not be able to meet its payment obligations on the scheduled date)

Based on reports from each of the Company’s departments, the Finance Department prepares and updates cash flow plans when necessary and employs other methods to manage liquidity risk. To prepare for unexpected events, the Company arranges commitment line contracts.

The systems of consolidated subsidiaries are generally the same as those of the Company described in items (1) through (3) above.

2. Estimated Fair Value and Other Matters Related to Financial Instruments

Carrying value on the consolidated balance sheets as of March 31, 2015 (the closing date of the consolidated accounts), estimated fair value, and unrealized gains (losses) are shown in the following table.

(Millions of yen)

	Carrying value (*)	Estimated fair value (*)	Unrealized gain (loss)
(1) Cash and bank deposits	113,822	113,822	—
(2) Notes and accounts receivable	615,429	615,429	—
(3) Marketable securities and investments in securities
Held-to-maturity securities	3,000	2,988	(11)
Available-for-sale securities	737,446	737,446	—
(4) Notes and accounts payable	(674,634)	(674,634)	—
(5) Short-term loans payable	(363,654)	(363,654)	—
(6) Bonds due within one year	(40,000)	(40,000)	—
(7) Accounts payable-other	(383,912)	(383,912)	—
(8) Bonds and notes	(385,676)	(400,762)	(15,085)
(9) Long-term loans payable	(1,169,840)	(1,195,835)	(25,995)
(10) Derivative transactions	7,667	7,667	—

*	Figures shown in parentheses are liability items. The fair value of assets and liabilities stemming from derivative transactions are shown in net figures, and figures for items with total net fair values that are liabilities are shown in parentheses.

Notes:

1.	Methods for computing the estimated fair value of financial instruments and matters related to securities and derivative transactions
(1)	Cash and bank deposits, and (2) Notes and accounts receivable

Since these items are settled in a short period of time and have estimated fair values that are virtually the same as the carrying value on the Company’s ledger, the ledger value has been used.

(3)	Marketable securities and investments in securities

The estimated fair values of these items are mainly valued at the exchange trading price.

(4)	Notes and accounts payable, (5) Short-term loans payable, (6) Bonds due within one year, and

(7) Accounts payable-other

Since these items are settled in a short period of time and have estimated fair values that are virtually the same as the carrying value on the Company’s ledger, the ledger value has been used.

(8)	Bonds and notes, and (9) Long-term loans payable

Bonds are valued at the market trading price. To estimate the fair value of long-term loans payable, the current value of these items is evaluated by discounting the total value of associated principal and interest using a notional interest rate that would be employed if that total value of funds were to be newly procured through the same kind of procurement method. Bonds and long-term loans payable with variable interest rates are subject to special case interest swap treatment (see (10) below), and their fair values are estimated by calculating the total value of associated principal and interest that are treated together with interest swaps, and then discounting that value using a rationally estimated notional interest rate that might be employed if that total value of funds were to be newly procured through the same kind of procurement method.

(10)	Derivative transactions

The estimated fair values of forward exchange contracts are valued at the forward exchange market rate. Because items subject to assigning method accounting (period-by-period allocation) are accounted for together with notes and accounts receivable—trade and notes and accounts payable—trade, their fair values are shown including the fair value of the said notes and accounts receivable—trade and notes and accounts payable—trade (see (2) and (4) above). The estimated fair values of interest swaps are mainly valued at the price provided by the financial institutions making markets in these securities. Regarding special case treatment items, because these are treated together with the bonds or long-term loans being hedged, the fair value of these items are listed inclusive of the value of the hedged bonds or long-term loans (see (8) and (9) above).

2.	Unlisted stocks, etc. (balance sheet value: ¥30,322 million) do not have market values, and it is not possible to estimate their future cash flows. As determining the estimated fair value of these items was recognized to be extremely difficult, their fair value has not been included in “(3) Marketable securities and investments in securities.”

VI. Per Share Information

Net assets per share	¥326.30
Net income per share	¥23.48

VII. Major Subsequent Events

Share consolidation

NSSMC resolved to approve a partial amendment to the Articles of Incorporation associated with change of the number of shares in a unit of shares of the Company (from 1,000 shares to 100 shares) at the Meeting of the Board of Directors held on April 28, 2015 and to submit a request for approval of a share consolidation, in which 10 shares shall be consolidated into one share and total number of authorized shares shall be reduced from 20 billion shares to 2 billion shares, to the General Meeting of Shareholders scheduled to be held on June 24, 2015. Subject to approval of the share consolidation at the General Meeting of Shareholders, the partial amendment to the Articles of Incorporation, share consolidation and the change in the total number of authorized shares will be enforced on October 1, 2015.

Notes to the Non-Consolidated Financial Statements

I. Significant Accounting Policies

1. Basis and Method of Evaluation of Assets

(1)	Marketable Securities

•	Shares of subsidiaries and affiliates: Stated at cost determined by the moving-average method

•	Available-for-sale securities:

Securities with market quotations: Stated at market value as of the balance sheet date (Net unrealized gains or losses are comprehensively included in net assets, and the cost of securities sold is determined by the moving-average method.)

Securities without market quotations: Stated at cost determined by the moving-average method

(2)	Inventories

•

Products, semi-finished products, work in process, raw materials, and supplies (molds and rolls): Cost accounting method based on the periodic average method (the method of reducing book value when the contribution of inventories to profitability declines)

•

Supplies (excluding molds and rolls): Cost accounting method mainly based on the first-in, first-out method (the method of reducing book value when the contribution of inventories to profitability declines)

2. Depreciation Methods for Fixed Assets

(1)	Tangible Fixed Assets (excluding lease assets)

Depreciation of tangible fixed assets is mainly calculated using the declining-balance method. However, the straight-line method is used for buildings.

Useful lives of tangible fixed assets are generally as follows:

Buildings:	Mainly 31 years
Machinery and equipment:	Mainly 14 years

(2)	Intangible Fixed Assets (excluding lease assets)

Amortization of intangible fixed assets is calculated using the straight-line method.

Software products used by the Company are amortized over the projected usage periods that are of 5 years.

(3)	Lease Assets

•	Assets concerning finance leases in which ownership is transferred to the lessee

These assets are depreciated using the same method of depreciation for tangible fixed assets owned by the Company.

•	Assets concerning finance leases in which ownership is not transferred to the lessee

These assets are depreciated to a residual value of zero based on the straight-line method over a useful life period corresponding to the lease contract period.

3.	Accounting Basis for Allowances

(1)	Allowance for Doubtful Accounts

To provide for potential losses on doubtful accounts, the allowance for doubtful accounts is computed based on the historical experienced default ratio for non-specific receivables as well as based on the estimated irrecoverable portion of specific doubtful receivables calculated individually.

(2)	Accrued Pension and Severance Costs

To provide for employee retirement benefits, an allowance is calculated based on projections of retirement benefit obligations and the pension fund asset balance at the end of the fiscal year under review. The employee retirement benefit obligation is computed based on the benefit formula basis using the projected retirement benefit obligation at the end of the fiscal year under review. Prior service cost is appropriated using the straight-line method over a specified period (10 years) within the employees’ average remaining service period at the time when such costs accrues. Actuarial differences are principally charged to expenses proportionally using the straight-line method from the consolidated fiscal year following the year in which such differences accrue over a specified period (10 years) within the employees’ average remaining service period at the time when such differences accrue.

(Changes in Accounting Principles Accompanying Revisions in Accounting Standards)

Provisions stated in Section 35 of the “Accounting Standard for Retirement Benefits” (ASBJ Statement No. 26, hereinafter referred to as the “Retirement Benefits Accounting Standard”) and Section 67 of the “Guidance on the Accounting Standard for Retirement Benefits” (ASBJ Guidance No. 25, hereinafter “Guidance on Retirement Benefits”) have been applied from the beginning of fiscal 2014. With this application, calculation methods for retirement benefit obligations and service costs have been changed. Under this change, the calculation method for annual allocation expenses for projected benefit obligations is changed from the straight-line attribution basis pro-rated on employees’ years of service to benefit formula basis pro-rated on employees’ salaries. The method for determining the time period over which the discount rate is imputed is changed from the average remaining years of service for employees to the expected period length of benefits payments and weighted average discount rate reflecting the amount to be paid in each period under the expected length of benefits payments for all employees under the plan.

In accordance with the transitional treatment prescribed in Section 37 of the Retirement Benefits Accounting Standard, the Company applied the Accounting Standard for Retirement Benefits at the beginning of fiscal 2014, and the effect of the accounting change in retirement benefit obligations and service costs was reflected in retained earnings.

As a result, long-term prepaid expenses decreased by ¥28,237 million, provision for retirement benefits increased by ¥10,965 million and retained earnings decreased by ¥25,203 million at the beginning of fiscal 2014. The effect of this change on financial results for fiscal 2014 was to increase operating profit by, ordinary profit, and income before income taxes by ¥2,401 million.

4.	Other Significant Accounting Policies for Financial Statements

(1)	Important Assets and Liabilities in Foreign Currencies and Foreign Currency Translation

Monetary assets and liabilities of the Company denominated in foreign currencies are translated into yen at the spot rate prevailing on the closing date of accounts, and the resulting foreign exchange gains or losses are recognized as income or expenses.

(2)	Method of Hedge Accounting

The Company uses deferred hedge accounting. With respect to items meeting in-house requirements, assigning method accounting (period-by-period allocation) is applied to forward exchange contracts and currency swaps associated with foreign currency-denominated transactions and foreign currency monetary assets and liabilities. Special accounting measures are applied to interest swaps that meet the requirements for special accounting treatment.

(3)	Method and Period for Amortization of Goodwill

Goodwill is amortized using the straight-line method over the period, where it is possible to estimate such a period, for which the excess cost is expected to have an effect on the consolidated balance sheets. Otherwise, the excess cost is amortized proportionately over 5 years.

(4)	Retirement Benefit Accounting Policy

The accounting methods for unrecognized actuarial differences associated with the retirement benefits and unrecognized past service liability used herein differ from the methods used in the consolidated financial statements.

(5)	Accounting for Consumption Taxes

The accounting treatment used with respect to consumption tax and local consumption taxes is the tax-excluded method.

II. Non-Consolidated Balance Sheets

1. Accumulated Depreciation of Tangible Fixed Assets ¥5,142,532 million

2. Contingent Liabilities

The Company guarantees loans from financial institutions and other sources held by other companies.

(1)	Loan Guarantee Liabilities

	(Outstanding amounts for the year ended)		(Substantial amounts	)
	AM/NS Calvert LLC	69,034 million	69,034 million
	NIPPON STEEL & SUMIKIN GALVANIZING (THAILAND) CO., LTD.	26,313 million	26,313 million
	WISCO-NIPPONSTEEL Tinplate Co., Ltd.	17,762 million	17,762 million
	JAMSHEDPUR CONTINUOUS ANNEALING & PROCESSING COMPANY PRIVATE LIMITED	15,254 million	7,474 million
	TENIGAL, S.de R.L.de C.V.	11,040 million	11,040 million
	Japan-Brazil Niobium Corporation	10,389 million	10,389 million
	NIPPON STEEL & SUMIKIN CRANKSHAFT LLC	4,630 million	2,778 million
	SOUTHERN TUBE LLC	2,848 million	2,848 million
	UNIGAL Ltda.	2,523 million	2,523 million
	VALLOUREC & SUMITOMO TUBOS DO BRASIL LTDA.	2,450 million	2,450 million
	Huizhou Sumikin Forging Co., Ltd.	1,544 million	1,312 million
	Other	2,890 million	1,436 million

	Total	¥166,681 million	¥155,364 million

(2)	Reserved Guarantees of Loans		¥1,084 million
(The substantial amount guaranteed is ¥1,084 million.)

3.	Accounts Payable and Receivable to Subsidiaries and Affiliates

Short-term loans receivable	¥186,495 million
Long-term loans receivable	165,805 million
Short-term loans payable	620,815 million
Long-term loans payable	300,802 million

III. Non-Consolidated Statements of Income

Transactions with Subsidiaries and Affiliates

Operating transactions
Net sales	¥984,403 million
Purchases	1,124,794 million
Non-operating transactions
Proceeds from the transfer of assets, etc.	¥342,065 million
Expenditures from the transfer of assets, etc.	108,553 million

IV. Statements of Changes in Net Assets

Number and Type of Treasury Stocks Outstanding at the End of the Fiscal Year

Common stocks	362,659,286 shares

V. Tax-Effect Accounting

Deferred tax assets primarily arise from the exclusion from expenses of accrued bonus, pension and severance costs, impairment loss, and net loss carried forward. Deferred tax liabilities primarily arise from unrealized gains on available-for-sale securities.

VI. Per Share Information

Net assets per share	¥214.44
Net income per share	¥18.63

VII. Major Subsequent Events

Share consolidation

NSSMC resolved to approve a partial amendment to the Articles of Incorporation associated with change of the number of shares in a unit of shares of the Company (from 1,000 shares to 100 shares) at the Meeting of the Board of Directors held on April 28, 2015 and to submit a request for approval of a share consolidation, in which 10 shares shall be consolidated into one share and total number of authorized shares shall be reduced from 20 billion shares to 2 billion shares, to the General Meeting of Shareholders scheduled to be held on June 24, 2015. Subject to approval of the share consolidation at the General Meeting of Shareholders, the partial amendment to the Articles of Incorporation, share consolidation and the change in the total number of authorized shares will be enforced on October 1, 2015.

Report of Accounting Auditor on Consolidated Financial Statements (Copy)

[English Translation of the Auditors’ Report Originally Issued in the Japanese Language]

Independent Auditor’s Report

May 8, 2015

Mr. Kosei Shindo

Representative Director and President

Nippon Steel & Sumitomo Metal Corporation

KPMG AZSA LLC

Hideki Yanagisawa (Seal)

Designated Limited Liability Partner

Certified Public Accountant

Toshiya Mori (Seal)

Designated Limited Liability Partner

Certified Public Accountant

Takashi Hasumi (Seal)

Designated Limited Liability Partner

Certified Public Accountant

We have audited the consolidated financial statements, comprising the consolidated balance sheet, the consolidated statement of operations, the consolidated statement of changes in net assets and the related notes of Nippon Steel & Sumitomo Metal Corporation for the year from April 1, 2014 to March 31, 2015 in accordance with Article 444-4 of the Companies Act.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatements, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit as independent auditor. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgement, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, while the objective of the consolidated financial statement audit is not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and the results of operations of Nippon Steel & Sumitomo Metal Corporation and its consolidated subsidiaries for the period, for which the consolidated financial statements were prepared, in accordance with accounting principles generally accepted in Japan.

Other Matter

Our firm and engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

Report of Accounting Auditor on Non-Consolidated Financial Statements (Copy)

[English Translation of the Auditors’ Report Originally Issued in the Japanese Language]

Independent Auditor’s Report

May 8, 2015

Mr. Kosei Shindo

Representative Director and President

Nippon Steel & Sumitomo Metal Corporation

KPMG AZSA LLC

Hideki Yanagisawa (Seal)

Designated Limited Liability Partner

Certified Public Accountant

Toshiya Mori (Seal)

Designated Limited Liability Partner

Certified Public Accountant

Takashi Hasumi (Seal)

Designated Limited Liability Partner

Certified Public Accountant

We have audited the non-consolidated financial statements, comprising the non-consolidated balance sheet, the non-consolidated statement of operations, the non-consolidated statement of changes in net assets and the related notes, and the supplementary schedules of Nippon Steel & Sumitomo Metal Corporation for the 90th business year from April 1, 2014 to March 31, 2015 in accordance with Article 436-2-1 of the Companies Act.

Management’s Responsibility for the Non-Consolidated Financial Statements and Others

Management is responsible for the preparation and fair presentation of the non-consolidated financial statements and the supplementary schedules in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of non-consolidated financial statements and the supplementary schedules that are free from material misstatements, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the non-consolidated financial statements and the supplementary schedules based on our audit as independent auditor. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the supplementary schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the supplementary schedules. The procedures selected depend on our judgement, including the assessment of the risks of material misstatement of the non-consolidated financial statements and the supplementary schedules, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the financial statements and the supplementary schedules in order to design audit procedures that are appropriate in the circumstances, while the objective of the non-consolidated financial statement audit is not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the non-consolidated financial statements and the supplementary schedules.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the non-consolidated financial statements and the supplementary schedules referred to above present fairly, in all material respects, the financial position and the results of operations of Nippon Steel & Sumitomo Metal Corporation for the period, for which the non-consolidated financial statements and the supplementary schedules were prepared, in accordance with accounting principles generally accepted in Japan.

Other Matter

Our firm and engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

Report of Audit & Supervisory Board on Business Report and other issues, Consolidated Financial

Statements and Non-Consolidated Financial Statements (Copy)

[English Translation of the Board of Audit & Supervisory Board Members’ Report Originally Issued in the Japanese Language]

Audit Report

The Audit & Supervisory Board, following deliberations on the reports made by each Audit & Supervisory Board Member concerning the audit of performance of duties by Directors of the Company for the 90th fiscal year from April 1, 2014 to March 31, 2015, has prepared this audit report, and hereby reports as follows:

1.	Auditing Method Used by Each Audit & Supervisory Board Member and the Audit & Supervisory Board and Details Thereof

The Audit & Supervisory Board established auditing policies and auditing plans, focused as key audit points on establishment and management of systems to ensure that the Company’s business will be conducted properly, including systems to ensure that the performance of duties by the Directors will be in compliance with the laws and regulations and with the Company’s Articles of Incorporation (hereinafter referred to as the “Internal Control System”) and on promotion of the measures for Management Plan, and received reports from each Audit & Supervisory Board Member regarding the progress and results of audits, as well as received reports from the Directors, other relevant personnel and the Accounting Auditor regarding the performance of their duties, and sought explanations as necessary.

In compliance with the standard concerning Audit & Supervisory Board Member’s audit, which was established by the Audit & Supervisory Board, each Audit & Supervisory Board Member endeavored to gather information and to create an improved environment for auditing through close communication with the Directors, employees including those working in the Internal Audit Department and other relevant personnel in accordance with the auditing policies and auditing methods. Each Audit & Supervisory Board Member also attended Meetings of the Board of Directors, management meetings and other meetings, received reports from the Directors, employees and other relevant personnel regarding the performance of their duties, sought explanations as necessary, inspected important documents, and examined the operations and financial position of the Company at the Head Office and Works of the Company. With respect to the resolution of the Board of Directors on the Internal Control System and establishment and management thereof based on such resolution, each Audit & Supervisory Board Member received explanation from the Directors and other relevant personnel, scrutinized it and expressed opinion thereon. With respect to the internal control on financial reporting, each Audit & Supervisory Board Member received report on assessment of such internal control and auditing thereof not only from the Directors and other relevant personnel of the Company, but also from KPMG AZSA LLC, and sought explanations as necessary. As for the Basic Policy on the Composition of Persons to Control Decision-Making over the Financial and Business Policies of the Company as described in the Business Report, each Audit & Supervisory Board Member examined its contents based on discussions at the Meetings of Board of Directors and other relevant meetings. As for the subsidiaries of the Company, each Audit & Supervisory Board Member endeavored to keep communication and shared information with the Directors and Audit & Supervisory Board Members and other related personnel of the subsidiaries, and received reports from the subsidiaries regarding their businesses and sought explanations as necessary.

Based on the foregoing method, we examined the Business Report and the supplementary schedules for this fiscal year.

Furthermore, the Audit & Supervisory Board Members confirmed whether the Accounting Auditor maintained its independence and implemented appropriate audits, as well as received reports from the Accounting Auditor regarding the performance of its duties and sought explanations as necessary. The Audit & Supervisory Board Members also received notification from the Accounting Auditor that system for ensuring appropriate execution of the duties of the Accounting Auditor has been prepared and sought explanations as necessary.

Based on the foregoing method, the Audit & Supervisory Board Members reviewed the non-consolidated financial statements for this fiscal year (non-consolidated balance sheet, non-consolidated statement of operations, non-consolidated statement of changes in net assets and the related notes) and supplementary schedules thereto as well as the consolidated financial statements for this fiscal year (consolidated balance sheet, consolidated statements of operations, consolidated statement of changes in net assets and the related notes).

2.	Audit Results

(1)	Audit Results on the Business Report, etc.

A.	In our opinion, the Business Report and the supplementary schedules fairly represent the Company’s condition in conformity with the applicable laws and regulations of Japan as well as the Articles of Incorporation of the Company.

B.	We have found no evidence of misconduct or material facts in violation of the applicable laws and regulations, nor of any violation with respect to the Articles of Incorporation of the Company, related to performance of duties by the Directors.

C.	In our opinion, the content of the resolutions of the Board of Directors regarding the Internal Control System is appropriate, and continuous improvement has been made to establishment and management of the Internal Control System. In addition, we received reports from the Directors of the Company, etc. as well as KPMG AZSA LLC stating that the internal control on financial reporting is effective.

D.	We have found no matters on which to remark in regard to the Basic Policy on the Composition of Persons to Control Decision-Making over the Financial and Business Policies of the Company as described in the Business Report. In our opinion, the Measures to Prevent Decisions on the Financial and Business Policies of the Company from Being Controlled by Those Deemed Inappropriate in Light of the Basic Policy as described in the Business Report are in accordance with such Basic Policy, not to impair common interest of the shareholders of the Company or intended to protect position of current management of the Company.

(2)	Results of Audit of the Non-Consolidated Financial Statements and Supplementary Schedules

In our opinion, the method and the results of the audit used and conducted by KPMG AZSA LLC, the Accounting Auditor, are appropriate.

(3)	Results of Audit of the Consolidated Financial Statements

In our opinion, the method and the results of the audit used and conducted by KPMG AZSA LLC, the Accounting Auditor, are appropriate.

May 11, 2015

The Audit & Supervisory Board of Nippon Steel & Sumitomo Metal Corporation

Senior Audit & Supervisory Board Member	Toshihide Tanabe (Seal)
Audit & Supervisory Board Member	Hirotomo Suetsugu (Seal)
Audit & Supervisory Board Member	Hirohiko Minato (Seal)
Audit & Supervisory Board Member (Outside Audit & Supervisory Board Member)	Hirotake Abe (Seal)
Audit & Supervisory Board Member (Outside Audit & Supervisory Board Member)	Katsunori Nagayasu (Seal)
Audit & Supervisory Board Member (Outside Audit & Supervisory Board Member)	Hiroshi Obayashi (Seal)
Audit & Supervisory Board Member (Outside Audit & Supervisory Board Member)	Jiro Makino (Seal)

NSSMC Group’s Guiding Principles

Corporate Philosophy

Nippon Steel & Sumitomo Metal Corporation Group will pursue world-leading technologies and manufacturing capabilities, and contribute to society by providing excellent products and services.

Management Principles

1. We continue to emphasize the importance of integrity and reliability in our actions.

2. We provide products and services that benefit society, and grow in partnership with our customers.

3. We pursue world-leading technologies and manufacturing capabilities.

4. We continually anticipate and address future changes, innovative from within, and pursue unending progress.

5. We develop and bring out the best in our people to make our Group rich with energy and enthusiasm.

Shareholder Reference Information

Fiscal year end	March 31 each year
General Meeting of Shareholders	Latter part of June each year
Record date for the General Meeting of Shareholders	Shareholders entitled to exercise the right at the General Meeting of Shareholders shall be those who are electronically recorded as having the voting rights in the latest Register of Shareholders of March 31 each year.
Record date for dividends	The Company may distribute its surplus to the shareholders or pledgees of shares registered in the latest Register of Shareholders as of March 31, September 30 and such other date as determined by the Board of Directors.
Website for electronic public notices	The Company’s website http://www.nssmc.com/en/index.html/
Articles of Incorporation and Regulations Relating to Shares	Articles of Incorporation and Regulations Relating to Shares are posted on the Company’s website at http://www.nssmc.com/en/index.html/, under “Investor Relations.”
Registration agent	Sumitomo Mitsui Trust Bank, Limited 4-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan
Place of business of registration agent (Mailing address and telephone enquiries)

Sumitomo Mitsui Trust Bank, Limited,

Stock Transfer Agency Business Planning Department

8-4, Izumi 2-chome, Suginami-ku, Tokyo, 168-0063, Japan

Telephone number designated for the Company’s

shareholders:

0120-785-401 (toll free within Japan)

Main number of transfer agent:

0120-782-031 (toll free within Japan)

Change of address, and request for sale and purchase of shares less than one unit

Please contact and consult with the securities firm in where you have an account. Shareholders for whom special accounts have been opened due to their lack of an account in a securities firm should contact Sumitomo Mitsui Trust Bank, Limited, our administrator of the special accounts.

Payment of accrued dividends

Please contact Sumitomo Mitsui Trust Bank, Limited, our registration agent.

Fees concerning sale and purchase of less than one unit of shares

Charged at the amount specified separately (please refer to “Investor Relations” on the Company’s website at http://www.nssmc.com/en/index.html/).

Nippon Steel & Sumitomo Metal Corporation

6-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8071

Tel.: +81-3-6867-4111

http://www.nssmc.com/en/index.html/